Exhibit 2.1

PURCHASE AGREEMENT

Dated as of April 3, 2013

among

AW SOLUTIONS, INC.,

AW SOLUTIONS PUERTO RICO, LLC,

KEITH W. HAYTER,

BOBBY A. VARMA,

JAMES PARTRIDGE,

EMMANUEL POULIN,

JEFFREY DUBAY

and

INTERCLOUD SYSTEMS INC.

TABLE OF CONTENTS

ARTICLE I	DEFINED TERMS	1

1.1	Defined Terms	1

ARTICLE II	PURCHASE AND SALE OF SHARES	9

2.1	Purchase and Sale of Shares	9
2.2	Purchase Price	10
2.3	Purchase Price Adjustment	10
2.4	Purchase Price Allocation; Withholding	15
2.5	Appointment of Agent	16

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS	16

3.1	No Violation; Authorization	16
3.2	Due Organization; Subsidiaries	17
3.3	Binding Obligation	17
3.4	Capitalization	18
3.5	Licenses	18
3.6	Real Property	18
3.7	Title to and Condition of Personal Property	19
3.8	Contracts	19
3.9	Consents	20
3.10	Intellectual Property	20
3.11	Financial Statements	22
3.12	Insurance	23
3.13	Employee Plans; ERISA	23
3.14	Employees	25
3.15	Labor Relations	27
3.16	Taxes	27
3.17	Claims; Legal Actions	30
3.18	Compliance with Laws	30
3.19	Undisclosed Liabilities	30
3.20	Assets and Title	30
3.21	Interim Change	31
3.22	Environmental Claims	32
3.23	Customers and Vendors	33
3.24	Brokerage	33
3.25	Affiliated Transactions	33
3.26	Accounts Receivable	34

i

3.27	Solvency	34
3.28	Banking Relationships and Investments	34
3.29	Powers of Attorney	34
3.30	Business Practices	34
3.31	Export Controls	35
3.33	Seller Representations	35
3.33	Seller Representations	35
3.34	Seller Related Entities	36
3.35	Full Disclosure	36

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER	36

4.1	Organization; Due Authorization	36
4.2	Binding Obligation	36
4.3	Absence of Consents; No Violation	36
4.4	Brokerage	37
4.5	Purchase for Own Account	37
4.6	Certain Proceedings	37
4.7	Capitalization	37

ARTICLE V	COVENANTS OF SELLER	38

5.1	Pre-Closing Covenants	38
5.2	Agreement Not to Compete or Solicit, and to Maintain Confidentiality	40

ARTICLE VI	SPECIAL COVENANTS AND AGREEMENTS	42

6.1	Fees and Expenses	42
6.2	Announcements	42
6.3	Cooperation	43
6.4	Litigation Support	43
6.5	Transition	43
6.6	Tax Covenants	43
6.7	No Other Bids	46
6.8	Release	46
6.9	Confidentiality Obligations	46
6.10	Subordination Agreement	46
6.11	Seller Related Entities	47
6.12	Post-Closing Operations	47
6.13	Post-Closing Adjustment Shares	47

ARTICLE VII	CONDITIONS TO OBLIGATIONS OF BUYER AND THE SELLERS	48

7.1	Conditions to Obligations of Buyer	48
7.2	Conditions to Obligations of the Sellers	49

ARTICLE VIII	CLOSING AND CLOSING DELIVERIES	49

8.1	Closing	49
8.2	Deliveries by the Company and the Sellers	49
8.3	Deliveries by Buyer	52

ARTICLE IX	TERMINATION	53

9.1	Termination	53
9.2	Effect of Termination	53
9.3	Specific Performance	53

ARTICLE X	SURVIVAL OF REPESENTATIONS AND WARRANTIES AND INDEMNIFICATION	54

10.1	Survival	54
10.2	Indemnification	54
10.3	Notice of Claims	55
10.4	Limitations on Indemnification Obligation	55
10.5	Escrow; Right of Set-Off	56
10.6	Assumption and Defense of Third-Party Action	56
10.7	Remedies Exclusive	57

ARTICLE XI	MISCELLANEOUS	57

11.1	Notices	57
11.2	Benefit and Binding Effect	58
11.3	Headings	58
11.4	Gender and Number	58
11.5	Counterparts	58
11.6	Entire Agreement	58
11.7	Amendment	58
11.8	Severability	59
11.9	Dispute Resolution	59
11.10	Governing Law; Consent to Jurisdiction	59
11.11	Third Party Beneficiaries	60
11.12	Further Assurances and Consents	60

SCHEDULES

Schedule 1.1	Existing Debt
Schedule 2.2	Sellers’ Purchase Price Allocation
Schedule 3.2	Due Organization; Subsidiaries
Schedule 3.5	Licenses
Schedule 3.6	Real Property
Schedule 3.7	Personal Property
Schedule 3.8	Contracts
Schedule 3.9	Consents
Schedule 3.10	Intellectual Property
Schedule 3.11	Financial Statements
Schedule 3.12	Insurance
Schedule 3.13	Employee Plans; ERISA
Schedule 3.14(a)	Employees
Schedule 3.14(f)	Notices of Termination
Schedule 3.14(g)	Grievance Procedures
Schedule 3.16	Taxes
Schedule 3.17	Claims; Legal Actions
Schedule 3.19(a)	Undisclosed Liabilities
Schedule 3.19(b)	Extraordinary Claims
Schedule 3.21	Interim Changes
Schedule 3.23(a)	Customers
Schedule 3.23(b)	Vendors
Schedule 3.23(c)	Termination of Customers and Vendors
Schedule 3.24	Company Brokerage Commissions
Schedule 3.25	Affiliated Transactions
Schedule 3.28	Banking Relationships and Investments
Schedule 3.33	Seller Representations
Schedule 4.4	Buyer Brokerage Commissions
Schedule 4.7(b)	Buyer Options, Warrants, Rights

EXHIBITS

Exhibit A	Promissory Note
Exhibit B	Hayter Employment Agreement
Exhibit C	Varma Employment Agreement
Exhibit D	Partridge Employment Agreement
Exhibit E	Poulin Employment Agreement
Exhibit F	DuBay Employment Agreement
Exhibit G	Santiago Employment Agreement
Exhibit H	Escrow Agreement
Exhibit I	Security Agreement

PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of April 3, 2013, (this “Agreement”), is made and entered into by and among AW SOLUTIONS, INC., a Florida corporation (“AW Solutions”), AW SOLUTIONS PUERTO RICO, LLC, a Puerto Rico limited liability company (“AWPR,” and collectively with AW Solutions, the “Company”), KEITH W. HAYTER (“Hayter”), BOBBY A. VARMA (“Varma”), JAMES PARTRIDGE (“Partridge”), EMMANUEL POULIN (“Poulin”), JEFFREY DUBAY (“DuBay”) (each of Hayter, Varma, Partridge, Poulin and DuBay, a “Seller,” and collectively, the “Sellers”) and INTERCLOUD SYSTEMS, INC., a Delaware corporation (“Buyer”).

P R E M I S E S:

WHEREAS, the Company is engaged in the business of planning, managing, acquiring, designing, constructing, installing, testing, maintaining and upgrading telecommunications infrastructure (such business as conducted by the Company being hereinafter referred to as the “Business”);

WHEREAS, the Sellers are the record and beneficial owners of all of the issued and outstanding shares of the capital stock of AW Solutions (the “Shares”) and all of the issued and outstanding membership interests of AWPR (the “Interests”); and

WHEREAS, Buyer wishes to purchase all of the Shares and the Interests from the Sellers and the Sellers wish to sell all of the Shares and all of the Interests to Buyer, all pursuant to the terms, conditions, limitations and exclusions contained herein.

A G R E E M E N T S:

NOW, THEREFORE, in consideration of the mutual agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

1.1           Defined Terms.  The following terms shall have the following meanings in this Agreement:

“Accounts Receivable” means any and all accounts receivable, notes receivable and other receivables owed in cash to the Company by reason of a sale of a good or provision of a service in the ordinary course of the Business (in accordance with GAAP, consistent with the Sellers’ past practice, and net of any allowances, applicable reserves and deferred revenue).

“Acquisition Proposal” shall mean any proposal for an acquisition, a merger or other business combination involving the Company, or any proposal or offer to acquire in any manner a substantial direct or indirect equity interest in the Company or all or a substantial portion of the Assets.

“Affiliate” means, with respect to any specified Person, (a) any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person, (b) any other person which is a director, officer or general partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, of the specified Person, (c) another Person of which the specified Person is a director, officer or general partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (d) another Person as to which the specified Person serves as trustee or in a similar capacity, or (e) any relative or spouse of the specified Person within the first degree of consanguinity, and to the extent they share a common household with the specified Person, any relative of such spouse or any spouse of any such relative.

“Assets” means the interest of the Company in all the tangible and intangible assets owned by or leased or licensed to the Company on the Closing Date.

“Audit” means any audit, assessment of Taxes, any other examination or claim by any Tax Authority, judicial, administrative or other proceeding or litigation (including any appeal of any such judicial, administrative or other proceeding or litigation) relating to Taxes and/or Tax Returns.

“Business Day” means any day other than any Saturday or Sunday or any other day on which banks located in New York, New York generally are closed for business.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

“Closing” means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Article VIII hereof.

“Closing Cash Balance” means the immediately available cash balance of the Company as of the Closing Date as reflected on the Closing Cash Balance Statement.

“Closing EBITDA” means the trailing (12) months EBITDA of the Company as of February 28, 2013, which Sellers and Buyer agree is an amount equal to $2,086,243.

“Closing Net Working Capital” means the Net Working Capital of the Company as of the Closing Date as reflected on the Closing Working Capital Statement.

“Closing Price” means, on any particular date (i) the last trading price per share of the Common Stock on such date on the OTC Bulletin Board, the OTCQB, the OTCQX, or a national securities exchange on which the Common Stock is then listed, or if there is no such price on such date, then the last trading price on such exchange or quotation system on the date nearest preceding such date, or (ii) if the Common Stock is not listed then on the OTC Bulletin Board or any registered national stock exchange, the last trading price for a share of Common Stock in the over the counter market, as reported by the OTC Bulletin Board or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (iii) if the Common Stock is not then reported by the OTC Bulletin Board or the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes for the relevant conversion period, as determined in good faith by Buyer, or (iv) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by Buyer.

“Closing Working Capital Statement” means a statement prepared in accordance with GAAP, consistent with the Sellers’ past practices, that calculates the Closing Net Working Capital.

“Code” means the Internal Revenue Code of 1986, as amended to the date hereof.

“Confidential Information” shall mean (a) all of the Company’s technical, commercial, marketing, strategic, business or other information, data, plans and material of the kind either identified as confidential or proprietary or which a reasonable person would recognize to be confidential or proprietary, either from its nature or the manner of its disclosure, or which has not entered the public domain and (b) the terms and provisions of this Agreement and any other material information relating to this Agreement or the transactions contemplated hereunder.

“Consents” means the consents of third parties necessary or advisable to consummate the transactions contemplated hereby, as more particularly set forth in Section 3.8.

“Contract” means any agreement, written or oral (including any amendments and other modifications thereto), to which the Company is a party or is bound.

“EBITDA” means earnings before interest, taxes, depreciation and amortization, as calculated in accordance with GAAP.  For the purpose of calculating the Company’s “EBITDA,” such calculations shall not include any and all salaries and/or similar payments to employees or agents of the Company who were not receiving payments from the Company at the time of closing under this Agreement unless, subsequent to the Closing, such employee or agent has replaced an employee or agent of the Company and is receiving approximately the same salary and/or payments.

“EBITDA Calculation Statement” means any of the First Anniversary EBITDA Calculation Statement and the Second Anniversary EBITDA Calculation Statement.

“Encumbrance” means any lien, mortgage, pledge, claim, security interest, imperfection in title or other third party right or interest of any kind whatsoever, or restrictive agreement, conditional sales agreement, option, encumbrance or charge of any kind whatsoever.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means the Wilmington Trust, N.A., a national banking association.

“Escrow Agreement” means that certain escrow agreement, dated as of the date hereof, by and among Buyer, the Sellers and the Escrow Agent.

“Existing Debt” means the aggregate amount of all indebtedness of the Company listed on Schedule 1.1.

“GAAP” shall mean generally accepted accounting principles, consistently applied.

“Gross Revenues” shall mean all receipts from the sales of products or services.

“Hazardous Substances” shall mean any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, including, without limitation, (a) any “hazardous substance,” “pollutants,” or “contaminant” (as defined in Sections 101(14) and (33) of CERCLA or the regulations issued pursuant to Section 102 of CERCLA and found at 40 C.F.R. § 302, each as of the date of this Agreement; (b) any substance that is, as of the date of this Agreement, designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251, 1321(b)(2)(A)) (“FWPCA”); (c) hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act, as amended (42 U.S.C. §§ 6901, 6921) (“RCRA”) as of the date of this agreement; (d) substances containing petroleum, as that term is defined in Section 9001(8) of RCRA, as of the date of this Agreement; (e) toxic pollutant that is listed, as of the date of this Agreement, under Section 307(a) of FWPCA; (f) hazardous air pollutant that is listed under Section 112 of the Clean Air Act, as amended (42 U.S.C. §§ 7401, 7412) as of the date of this Agreement.

“Intellectual Property” shall mean all Intellectual Property Rights owned by or licensed to the Company, whether or not used in connection with the Business, including the name “AW Solutions,” and all associated goodwill, including, without limitation, all Intellectual Property Rights listed on Schedule 3.9 hereto.

“Intellectual Property Rights”  shall mean all statutory, common law and registered patents, copyrights, trademarks service marks, tradenames, domain names (including Registered Intellectual Property), and all trade secrets, designs, imprints, logos, compilations of data and other intangible rights and interests.

“Knowledge” shall mean the actual knowledge of the party to whom such knowledge is imputed or the knowledge of the party after reasonable due inquiry and investigation, including inquiry of any employees of the Company that have responsibility for such matter.  For the purposes of this definition, any applicable party shall be deemed to have knowledge of information in documents that are or have been in his possession (including in electronic format).

“Law” means any law, rule or regulation of any federal, state or local governmental authority having jurisdiction over the Sellers or the Company and in effect and applicable to the Sellers or the Company as of the date of this Agreement.

“Licenses” means all of the licenses, permits and other authorizations issued by any federal, state or local governmental authorities to the Sellers or the Company used in the operation of the Business, all of which are listed on Schedule 3.4 hereto, with any additions thereto between the date hereof and the Closing Date.

“Material Adverse Effect” shall mean a material adverse effect on the Business, Assets, liabilities, condition (financial or otherwise), cash flows, prospects or results of operations of the Company, taken as a whole.

“Net Working Capital” means the sum of all Accounts Receivable, prepaid expenses (other than those expenses incurred in connection with the transaction contemplated by this Agreement), deposits, receivables for insurance claims, work-in-process and inventory (net of reserves) of the Company, less the sum of all Company accounts payable, accrued expenses (including any management cash bonuses paid by or to Seller at or prior to the Closing Date), deferred revenue, accrued vacation, reserves, allowances for bad debt, taxes, rents due, debt and other liabilities determined in accordance with GAAP, consistent with Sellers’ past practice.

“Net Working Capital Payment” means the difference between the Closing Net Working Capital and the Target Closing Net Working Capital.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Personal Property” means all of the interest of the Company in all machinery, equipment, computer programs, computer software, tools, motor vehicles, furniture, leasehold improvements, office equipment, supplies, plant, spare parts and other tangible personal property which are owned by or leased to the Company, or otherwise used or possessed by the Company, together with any additions or deletions thereto expressly permitted by Buyer or this Agreement between the date hereof and the Closing Date.

“Purchase Price Adjustment” means any Net Working Capital Payment, First EBITDA Adjustment or Second EBITDA Adjustment.

“Real Property” means all of the Company’s owned or occupied real property, leasehold interests, easements, real estate licenses, rights to access and rights-of-way, all of which are identified in Schedule 3.5 hereto, together with any additions or deletions thereto expressly permitted by Buyer or this Agreement between the date hereof and the Closing Date.

“Registered Intellectual Property” means all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, and any domain name registrations; (c) registered copyrights and applications for copyright registration; (d) any mask work registrations and applications to register mask works; and (e) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

“Related Document” shall mean any document attached as an exhibit hereto or required of the Sellers, the Company or Buyer as a condition to closing under Articles VII and VIII hereof.

“Release” shall mean any manner of spilling, leaking, dumping, discharging, releasing, migrating or emitting, including the definitions given to any of such terms under CERCLA or any other environmental Law.

“Seller Related Entity” means any of AW Solutions of North Carolina, Inc., a North Carolina corporation; and AWS Engineering, Inc., a Florida corporation.

“Solvent” with respect to a Person shall mean that, as of the occurrence of the Closing: (i) the sum of such Person’s debts, at a fair valuation, is less than all of its assets, at a fair valuation, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts beyond its ability to pay as such debts mature, and (iv) such Person is not engaged, and is not about to engage, in business or a transaction for which its remaining assets would constitute unreasonably small capital.

“Subsidiary” shall mean, with respect to the Company, any entity of which a majority of the voting power or equity interest is owned, directly or indirectly, by the Company.

“Target Closing Cash Balance” means an amount in cash equal to Six Hundred Eighty-Three Thousand Nine Hundred Thirty-Eight Dollars ($683,938).

“Target Closing Net Working Capital” means an amount equal to Zero Dollars ($0.00).

“Tax” shall mean any federal, territorial, state, county, local, or foreign income, gross receipts, license, payroll, wage, employment, excise, utility, communications, production, occupancy, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, capital levy, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, real property gains, recordation, business license, workers’ compensation, Pension Benefit Guaranty Corporation, personal property, sales, use, transfer, registration, value added, ad valorem, alternative or add-on minimum, estimated, or other tax, fee, charge, premium, imposition of any kind whatsoever, in effect as of the date of this Agreement, however denominated, imposed by any Tax Authority, including, without limitation, the Commonwealth of Puerto Rico, together with any interest, penalties or other additions to tax and any interest on any such interest, penalties and additions to tax payable in respect thereof.

“Taxable Period” means any taxable year or any other period that is treated as a taxable year with respect to which any Tax may be imposed under any applicable statute, rule or regulation of any Tax Authority.

“Tax Authority” shall mean the Internal Revenue Services (“IRS”) and any other federal, territorial, state, local or foreign authority responsible for the administration and/or collection of any Taxes.

“Tax Laws” shall mean the Code, and any other federal, state, county, local or foreign laws related to any Tax, as well as any regulations, administrative pronouncements, rules or requirements pursuant thereto, each as in effect and applicable to the warranting party as of the date of this Agreement.

“Tax Returns” shall mean reports, estimates, declarations of estimated tax, information statements and returns, including information returns or reports with respect to backup withholding and other payments to third parties, relating to or required to be filed with any Tax Authority by any Tax Law in connection with any Taxes.

Additional Definitions

Defined Term	Section

338(h)(10) Election	Section 6.6(f)
Adjustment Closing Price	Section 6.13
Adjustment Shares	Section 6.13
Adjustment Statements	Section 2.3(b)(ii)
Agent	Section 2.5
Allocation Schedule	Section 2.4(a)
AW Solutions	Recitals
AWPR	Recitals
Business	Recitals
Business Personnel	Section 5.2(a)(iii)
Buyer	Recitals
Buyer-Calculated Closing EBITDA	Section 2.3(c)(i)
Buyer Shares	Section 2.2(d)
Cap	Section 10.4
Cash Payment Escrow Amount	Section 2.2(a)
Cash Shortfall	Section 2.3(a)

Claims	Section 10.3
Closing Date	Section 8.1
Closing Date Cash Payment	Section 2.2(a)
Closing EBITDA Adjustment	Section 2.3(c)(ii)
Closing EBITDA Dispute Notice	Section 2.3(c)(i)
Closing Share Price	Section 2.2(d)
Common Stock	Section 2.2(d)
Commonly Controlled Entity	Section 3.13(a)
Company	Recitals
Contested Taxes	Section 3.16(a)
Customer	Section 3.23(a)
Damages	Section 10.2(a)
DuBay	Recitals
DuBay Employment Agreement	Section 8.2(n)
EBITDA Calculation Objection Notice	Section 2.3(d)(iii)
EBITDA Growth Amount	Section 2.3(d)(ii)(B)
EBITDA Review Period	Section 2.3(d)(iii)
Employees	Section 3.14(a)
Estimated Closing Cash Balance	Section 2.3(a)
Financial Statements	Section 3.11
First Anniversary EBITDA	Section 2.3(d)(i)
First Anniversary EBITDA Calculation Statement	Section 2.3(d)(i)
First EBITDA Adjustment	Section 2.3(d)(i)
First EBITDA Calculation Period	Section 2.3(d)(i)
Hayter	Recitals
Hayter Employment Agreement	Section 8.2(j)
INA	Section 3.14(h)
Independent Accountants	Section 2.3(b)(ii)
Insurance	Section 3.12
Interests	Recitals
Interim Financial Statements	Section 3.11
Investments	Section 3.28
Litigation	Section 3.17
Material Contract	Section 3.8
National Priorities List	Section 3.22
Note Payment Escrow Amount	Section 2.2(c)
Notice	Section 10.3
Partridge	Recitals
Partridge Employment Agreement	Section 8.2(l)
Plan	Section 3.13(a)
Post-Closing Tax Periods	Section 6.6(b)
Post-Closing Tax Returns	Section 6.6(b)
Poulin	Recitals

Poulin Employment Agreement	Section 8.2(m)
Pre-Closing Tax Periods	Section 6.6(a)
Pre-Closing Tax Returns	Section 6.6(b)
Pre-Closing Taxes	Section 6.6(a)
Preliminary Cash Balance Statement	Section 2.3(a)
Premises	Section 3.22
Principal Contractor	Section 5.2(a)
Promissory Notes	Section 2.2(c)
Purchase Price	Section 2.2
Restricted Period	Section 5.2(a)
Santiago Employment Agreement	Section 8.2(o)
SEC	Section 4.7(a)
Second Anniversary EBITDA	Section 2.3(d)(ii)
Second Anniversary EBITDA Calculation Statement	Section 2.3(d)(ii)
Second EBITDA Adjustment	Section 2.3(d)(ii)
Second EBITDA Calculation Period	Section 2.3(d)(ii)
Sellers	Recitals
Shares	Recitals
Straddle Period	Section 6.6(b)
Straddle Tax Return	Section 6.6(b)
Subordination Agreement	Section 6.10
Third-Party Claim	Section 10.6
Threshold Amount	Section 10.4
Trade Secret Embodiments	Section 3.10(g)
Varma	Recitals
Varma Employment Agreement	Section 8.2(k)

ARTICLE II

PURCHASE AND SALE OF SHARES

2.1           Purchase and Sale of Shares.  Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Buyer shall purchase and acquire from the Sellers, and the Sellers shall sell, transfer, assign, convey and deliver to Buyer, all right, title and interest in and to the Shares and the Interests, free and clear of any Encumbrance.  At the Closing, the Sellers shall deliver to Buyer the Shares and the Interests, along with appropriate stock powers, membership interest assignments and transfer instruments executed by the Sellers.

2.2           Purchase Price.  The Purchase Price shall be an amount equal to $5,215,607.50, subject to adjustment pursuant to Sections 2.2(c) and 2.3 hereof (the “Purchase Price”).  The Purchase Price, and any Purchase Price Adjustment, shall be allocated and paid to the Sellers in accordance with the percentages set forth on Schedule 2.2 hereof.  The Purchase Price shall be payable at the Closing as follows:

(a)           Cash.  Buyer will pay to the Sellers an aggregate amount in cash equal to Five Hundred Thousand Dollars ($500,000), less Twenty-Five Thousand Dollars ($25,000) (the “Cash Payment Escrow Amount”), resulting in an aggregate cash payment to the Sellers of $475,000 (the “Closing Date Cash Payment”) by wire transfer of immediately available funds to an account(s) designated by the Sellers.

(b)           Escrow.  Buyer will deliver to the Escrow Agent cash in an amount equal to the Cash Payment Escrow Amount to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement.

(c)           Promissory Notes.  Buyer will deliver one or more promissory notes to the Sellers in the aggregate principal amount of $2,107,803.75 (one-and-one-quarter times (1.25x) the Closing EBITDA less (i) the Cash Payment Escrow Amount and (ii) the Closing Date Cash Payment), less the Existing Debt, each substantially in the form attached as Exhibit A hereto (the “Promissory Notes”).  The Promissory Notes shall bear interest at the Annual Short-Term Applicable Federal Rate for March 2013 as published by the IRS and shall mature on the forty-fifth (45th) day after the Closing, subject to an extension of the maturity date at Buyer’s option for a period of fifteen (15) Business Days.  On the maturity date, as extended if applicable, five percent (5%) of the then-outstanding principal balance (the “Note Payment Escrow Amount”) shall be delivered by Buyer to the Escrow Agent to be held pursuant to the terms of the Escrow Agreement (and the remaining amounts shall be paid to the Sellers).  The Promissory Notes will be secured by a lien on the Accounts Receivable of the Company as of the Closing Date.

(d)           Equity.  Buyer will issue to the Sellers an aggregate number of unregistered shares (the “Buyer Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) equal to the quotient of (x) $2,607,803.75 (one-and-one-quarter times (1.25x) the Closing EBITDA) divided by (y) Three Dollars and Twenty Cents ($3.20) (the “Closing Share Price”).  The Buyer Shares shall bear such restrictive legends as are required under applicable Law.

2.3           Purchase Price Adjustment.

(a)           Closing Cash Balance Adjustment.  At least three Business Days prior to Closing, the Sellers shall prepare and deliver to Buyer a statement (the “Preliminary Cash Balance Statement”) setting forth in reasonable detail their good faith estimate of the Company’s cash balance at Closing prepared in accordance with GAAP (the “Estimated Closing Cash Balance”).  If the Estimated Closing Cash Balance is less than the Target Closing Cash Balance, the difference between the Estimated Closing Cash Balance and the Target Closing Cash Balance (the “Cash Shortfall”) shall be subtracted from the Closing Date Cash Payment and, if the Cash Shortfall exceeds the Closing Date Cash Payment, the amount of the Cash Shortfall that exceeds the cash portion of the Purchase Price shall be subtracted from the aggregate principal balance of the Promissory Notes.

(b)           Adjustments to Estimated Net Working Capital Payment and Cash Balance Payment.

(i)           Each of (x) the Closing Working Capital Statement and (y) the Closing Cash Balance Statement shall be delivered as set forth in Section 2.3(b)(ii) below.  It is agreed that each of the Closing Working Capital Statement and the Closing Cash Balance Statement is prepared solely for the purpose of determining the Closing Net Working Capital and the Closing Cash Balance, respectively, and that the valuations therein do not reflect or indicate the value of any individual asset or class or category of assets.

(A)           If the Closing Net Working Capital is greater than the Target Closing Net Working Capital, then Buyer shall pay or cause to be paid to the Sellers an aggregate amount in cash equal to the amount by which the Closing Net Working Capital is greater than the Target Closing Net Working Capital.  If the Closing Net Working Capital is less than the Target Closing Net Working Capital, then the Sellers shall pay or cause to be paid to Buyer an aggregate amount in cash equal to the amount by which the Closing Net Working Capital is less than the Target Closing Net Working Capital.  Any Net Working Capital Payment payable from Buyer to the Sellers, or from the Sellers to Buyer, pursuant to this Section 2.3(b) shall be paid within five business days after determination of the final Closing Working Capital Statement as set forth in Section 2.3(b)(ii) below.

(B)           If the Closing Cash Balance is less than the Estimated Closing Cash Balance, then the Sellers shall pay or cause to be paid to Buyer an aggregate amount in cash equal to the amount by which the Closing Cash Balance is less than Estimated Closing Cash Balance.  Any Cash Balance Payment payable from the Sellers to Buyer pursuant to this Section 2.3(b) shall be paid within five business days after determination of the final Closing Cash Balance Statement as set forth in Section 2.3(b)(ii) below.

(ii)           Buyer shall cause the Company to prepare (i) the Closing Working Capital Statement and (ii) the Closing Cash Balance Statement (collectively, the “Adjustment Statements”) and shall deliver them to the Sellers within 75 days after the Closing.  If within 30 days following delivery of the Adjustment Statements, the Sellers have not given Buyer a written notice of objection with respect to any Adjustment Statement (which notice shall state the basis of the objection in detail), then such Adjustment Statement calculated by Buyer shall be binding and conclusive on the parties and used for computing the Net Working Capital Payment or the Cash Balance Payment, as applicable.  If the Sellers give Buyer a written notice of objection to any Adjustment Statement, and if Buyer and the Sellers fail to resolve the objections within 30 days of receipt of the notice, Buyer and the Sellers shall submit the issues remaining in dispute with respect to such Adjustment Statement to BDO USA, LLP (the “Independent Accountants”) for resolution.  If issues are submitted to the Independent Accountants for resolution, (i) Buyer and the Sellers shall furnish or cause to be furnished to the Independent Accountants and to one another all work papers and other documents and information relating to the disputed issues; (ii) the determination of the Independent Accountants, as set forth in a notice to be delivered to both Buyer and the Sellers within 60 days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Net Working Capital Payment or the Cash Balance Payment, as applicable; and (iii) the fees and expenses of the Independent Accountants shall be shared equally by Buyer and the Sellers.

(c)           Closing EBITDA Review.

(i)           For a period of 120 days after the Closing, Buyer shall be entitled to review and dispute the calculation of the Closing EBITDA by delivering to the Sellers a written notice (the “Closing EBITDA Dispute Notice”) within such 120-day period.  Any Closing EBITDA Dispute Notice shall state Buyer’s calculation of the Closing EBITDA and provide such documents as reasonably support Buyer’s calculation of the Closing EBITDA.  If within 30 days following delivery of the Closing EBITDA Dispute Notice, the Sellers have not given Buyer a written notice of objection with respect to the Closing EBITDA Dispute Notice (which notice shall state the basis of Sellers’ objection in detail), then the Closing EBITDA calculated by Buyer (the “Buyer-Calculated Closing EBITDA”) shall be binding and conclusive on the parties.  If the Sellers give Buyer a written notice of objection to the Closing EBITDA Dispute Notice, and if Buyer and the Sellers fail to resolve the objections within 30 days of receipt of the notice by Buyer, Buyer and the Sellers shall submit the issues remaining in dispute with respect to the Closing EBITDA to the Independent Accountants for resolution.  If issues are submitted to the Independent Accountants for resolution, (A) Buyer and the Sellers shall furnish or cause to be furnished to the Independent Accountants and to one another all work papers and other documents and information relating to the disputed issues; (B) the determination of the Independent Accountants, as set forth in a notice to be delivered to both Buyer and the Sellers within 60 days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used as the Buyer-Calculated Closing EBITDA for the purposes of Section 2.3(c)(ii); and (C) the fees and expenses of the Independent Accountants shall be shared equally by Buyer and the Sellers.

(ii)           If the Buyer-Calculated Closing EBITDA is less than the Closing EBITDA, Buyer shall be entitled to set-off against the First EBITDA Adjustment and/or the Second EBITDA Adjustment an aggregate amount equal to two-and-one-half times (2.5x) the difference of the Closing EBITDA minus the Buyer-Calculated Closing EBITDA (the “Closing EBITDA Adjustment”).  If the sum of the First EBITDA Adjustment and the Second EBITDA Adjustment is less than the Closing EBITDA Adjustment, then the Sellers shall pay or cause to be paid to Buyer an aggregate amount in cash equal to Closing EBITDA Adjustment (less any amounts set-off by Buyer against the First EBITDA Adjustment and the Second EBITDA Adjustment).

(d)           EBITDA Purchase Price Adjustments.

(i)           On or before the date which is forty-five (45) days after the first anniversary of the Closing, Buyer shall prepare and deliver to the Sellers a written statement (the “First Anniversary EBITDA Calculation Statement”) setting forth in reasonable detail its determination of the EBITDA of the Company (the “First Anniversary EBITDA”) for the twelve-month period ending on the first anniversary of the Closing (the “First EBITDA Calculation Period”), which shall be subject to review by the Sellers pursuant to Section 2.3(d)(iii).  Within fifteen (15) days of the final determination of the First Anniversary EBITDA pursuant to Section 2.3(d)(iii), Buyer shall pay to the Sellers an aggregate amount (the “First EBITDA Adjustment”) determined as follows:

(A)           If the First Anniversary EBITDA is less than Two Million Dollars ($2,000,000), the First EBITDA Adjustment shall be zero;

(B)           If the First Anniversary EBITDA is equal to or greater than Two Million Dollars ($2,000,000) and less than or equal Three Million Dollars ($3,000,000), then the First EBITDA Adjustment shall be equal to the First Anniversary EBITDA and shall be paid by Buyer to the Sellers in immediately available funds;

(C)           If the First Anniversary EBITDA is greater than Three Million Dollars ($3,000,000) and less than or equal to Four Million Dollars ($4,000,000), then the First EBITDA Adjustment shall be equal to one-and-a-half times (1.5x) the First Anniversary EBITDA and shall be paid by Buyer to the Sellers in immediately available funds;

(D)           If the First Anniversary EBITDA is greater than Four Million Dollars ($4,000,000) and less than or equal to Five Million Dollars ($5,000,000), then the First EBITDA Adjustment shall be equal to two times (2.0x) the First Anniversary EBITDA, of which fifty percent (50%) shall be paid by Buyer to the Sellers in immediately available funds and fifty percent (50%) shall be paid by the issuance to the Sellers of unregistered shares of Common Stock at a price per share equal to the Closing Price of the Common Stock on the first anniversary of the Closing; or

(E)           If the First Anniversary EBITDA is greater than Five Million Dollars, then the First EBITDA Adjustment shall be equal to two-and-one-quarter times (2.25x) the First Anniversary EBITDA, of which fifty percent (50%) shall be paid by Buyer to the Sellers in immediately available funds and fifty percent (50%) shall be paid by the issuance to the Sellers of unregistered shares of Common Stock at a price per share equal to the Closing Price of the Common Stock on the first anniversary of the Closing.

(ii)           In addition to the First EBITDA Adjustment, if any, on or before the date which is forty-five (45) days after the second anniversary of the Closing, Buyer shall prepare and deliver to the Sellers a written statement (the “Second Anniversary EBITDA Calculation Statement”) setting forth in reasonable detail its determination of the EBITDA of the Company (the “Second Anniversary EBITDA”) for the twelve-month period ending on the second anniversary of the Closing (the “Second EBITDA Calculation Period”), which shall be subject to review by the Sellers pursuant to Section 2.3(d)(iii).  Within fifteen (15) days of the final determination of the Second Anniversary EBITDA pursuant to Section 2.3(d)(iii), Buyer shall pay to the Sellers an aggregate amount (the “Second EBITDA Adjustment”) determined as follows:

(A)           If the Second Anniversary EBITDA is less than or equal to the First Anniversary EBITDA, then the Second EBITDA Adjustment shall be zero;

(B)           If the Second Anniversary EBITDA exceeds the First Anniversary EBITDA (the “EBITDA Growth Amount”) by an amount less than One Million Dollars ($1,000,000), the Second EBITDA Adjustment shall be equal to two times (2.0x) the EBITDA Growth Amount and shall be paid by Buyer to the Sellers in immediately available funds;

(C)           If the EBITDA Growth Amount is equal to or greater than One Million Dollars ($1,000,000) and less than Three Million Dollars ($3,000,000), then the Second EBITDA Adjustment shall be equal to two-and-one-quarter times (2.25x) the EBITDA Growth Amount, of which 88.88 percent shall be paid by Buyer to the Sellers in immediately available funds and 11.12 percent shall be paid by the issuance to the Sellers of unregistered shares of Common Stock at a price per share equal to the Closing Price of the Common Stock on the second anniversary of the Closing; or

(D)           If the EBITDA Growth Amount is equal to or greater than Three Million Dollars ($3,000,00), then the Second EBITDA Adjustment shall be equal to two-and-one-half times (2.5x) the EBITDA Growth Amount, of which eighty percent (80%) shall be paid by Buyer to the Sellers in immediately available funds and twenty percent (20%) shall be paid by the issuance to the Sellers of unregistered shares of Common Stock at a price per share equal to the Closing Price of the Common Stock on the second anniversary of the Closing.

(iii)           The Sellers shall have fifteen (15) days after their receipt of an EBITDA Calculation Statement (the “EBITDA Review Period”) to review such EBITDA Calculation Statement.  During the EBITDA Review Period, the Sellers and their accountants and representatives shall have the right to inspect Buyer’s books and records during normal business hours at Buyer’s offices, upon reasonable prior notice and solely for purposes reasonably related to determinations of the First Anniversary EBITDA or Second Anniversary EBITDA, as applicable.  Prior to the expiration of the applicable EBITDA Review Period, the Sellers may object to the First Anniversary EBITDA or the Second Anniversary EBITDA, as applicable, set forth in the EBITDA Calculation Statement by delivering a written notice of objection (an “EBITDA Calculation Objection Notice”) to Buyer which shall specify the items in the EBITDA Calculation Statement disputed by the Sellers and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute.  If the Sellers fail to deliver an EBITDA Calculation Objection Notice to Buyer prior to the expiration of the EBITDA Review Period, then the First Anniversary EBITDA or the Second Anniversary EBITDA, as applicable, set forth in the EBITDA Calculation Statement shall be final and binding on the parties hereto.  If the Sellers timely deliver an EBITDA Calculation Objection Notice, Buyer and the Sellers shall negotiate in good faith to resolve the disputed items and agree upon the First Anniversary EBITDA or the Second Anniversary EBITDA, as applicable.  If Buyer and the Sellers are unable to reach an agreement within thirty (30) days after such EBITDA Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accountants for resolution.  The Independent Accountants shall be directed to render a written report on the unresolved disputed items with respect to the First Anniversary EBITDA or the Second Anniversary EBITDA, as applicable, as promptly as practicable, but in no event greater than thirty (30) days after such submission to the Independent Accountants, and to resolve only those unresolved disputed items set forth in the EBITDA Calculation Objection Notice.  If issues are submitted to the Independent Accountants for resolution, (i) Buyer and the Sellers shall furnish or cause to be furnished to the Independent Accountants and to one another all work papers and other documents and information relating to the disputed issues; (ii) the Independent Accountants shall resolve the disputed items based solely on the applicable definitions and other terms in the Agreement and the presentations by Buyer and the Sellers, and not by independent review;  (iii) the determination of the Independent Accountants, as set forth in a notice to be delivered to both Buyer and the Sellers within 60 days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the First EBITDA Adjustment or the Second EBITDA Adjustment, as applicable; and (iv) the fees and expenses of the Independent Accountants shall be shared equally by Buyer and the Sellers.

(e)           The parties further acknowledge and agree that any Purchase Price Adjustments made pursuant to this Section 2.3 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

2.4           Purchase Price Allocation; Withholding.

(a)           Buyer shall prepare and deliver to Seller a schedule allocating the Purchase Price within 180 days after the Closing Date.  The schedule shall be prepared by Buyer in good faith and using its commercially reasonable judgment in accordance with Section 1060 of the Code and applicable regulations thereunder (and any similar provision of state, local, or foreign Law, as appropriate).  Buyer’s allocation may allocate Buyer’s capitalized costs incurred by it in connection with the transactions contemplated by this Agreement.  Thereafter, the Sellers shall have ten (10) days either to (i) agree with and accept such schedule or (ii) in good faith, suggest changes to such schedule and attempt to agree with Buyer as to the contents of the schedule (with the resulting agreed upon schedule in both instances called the “Allocation Schedule”).  The Sellers and Buyer shall provide the other promptly with any other information required to complete the Allocation Schedule.  If the Sellers and Buyer agree on the Allocation Schedule, the Sellers and Buyer will each file IRS Form 8594 consistent with the Allocation Schedule.  If the Sellers and Buyer are unable to reach agreement regarding the Allocation Schedule within thirty (30) days, all unresolved items shall be promptly referred to the Independent Accountants for resolution.  The Allocation Schedule prepared by the Independent Accountants, as set forth in a notice to be delivered to both Buyer and the Sellers by the Independent Accountants within 60 days of the submission to the Independent Accountants of the issues remaining unresolved, shall be final, binding and conclusive on the parties.  The parties shall report for all Tax Law purposes and file all Tax Returns (including but not limited to IRS Form 8594) in a manner consistent with such Allocation Schedule and shall take no Tax position inconsistent or contrary thereto.

(b)            Buyer (or any other Person responsible for withholding any amount with respect to any payment made under this Agreement) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as is required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law.  To the extent that amounts are so deducted and withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.5           Appointment of Agent.  By their execution hereof, each of the Sellers hereby designates and appoints Keith W. Hayter or in his absence Bobby A. Varma (the “Agent”) as such Seller’s agent and attorney-in-fact irrevocably and with power of substitution, with full power and authority (i) to execute and deliver assignments (including stock powers, affidavits of lost stock certificates and membership assignment agreements) of the Shares and the Interests to Buyer and any and all other Related Documents necessary to facilitate the consummation of the transactions contemplated by this Agreement; (ii) to receive payments under or pursuant to this Agreement and to disburse such payment to the Sellers and others, as contemplated by this Agreement; (iii) to receive and forward any notices and communications pursuant to this Agreement; (iv) to negotiate and settle any disputes and proceedings pursuant to Article II and Article X hereof, as contemplated herein; and (v) to exclusively enforce the contractual rights of the Sellers under this Agreement (it being expressly understood and agreed that only the Agent shall have such right, and no Seller shall seek to enforce any rights it may have under this Agreement except through the actions of the Agent).  Each Seller agrees to be bound by any and all actions, waivers or agreements the Agent may make on behalf of the Sellers pursuant to this Agreement or the Related Documents.  Each Seller agrees to do all further acts and things which may be necessary or appropriate to ratify, approve, confirm or adopt any action taken by the Agent with respect to this Agreement.  The appointment of the Agent is coupled with an interest and shall be irrevocable by any Seller in any manner or for any reason.  This power of attorney shall not be affected by the death, disability or incapacity of any Seller.  In the event of the Agent’s unwillingness or inability to perform his duties hereunder after the Closing Date, a replacement Agent (who shall be reasonably acceptable to Buyer) shall be elected by the Sellers which held a majority in interest of the Shares held by all Sellers on the Closing Date (based upon their respective holdings of the Shares on the Closing Date).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS

The Company and the Sellers, jointly and severally, represent and warrant, and with respect to Section 3.33, each Seller severally represents and warrants, to Buyer as follows:

3.1           No Violation; Authorization. The execution and delivery of this Agreement and each Related Document does not, and the consummation by the Sellers of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof by the Sellers will not (subject only to obtaining any required consents, approvals, authorizations, exemptions or waivers set forth on Schedule 3.9), (i) to the Sellers’ Knowledge, conflict with, or result in any violation of, any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which the Company is subject; (ii) conflict with, or result in any violation of, any provision of AW Solution’s charter, by-laws or other organizational documents or any provision of AWPR’s certificate of formation, operating agreement or other organizational documents; or (iii) result in any violation of or default on the part of the Company (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under or result in the creation of any Encumbrance of any kind upon the Shares or the Interests under, any provision of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment or loan or other agreement to which the Company is a party or by which any of the Company’s respective properties or assets are bound.  The execution, delivery and performance of this Agreement and the Related Documents to which the Company is or is to become a party have been duly and validly authorized by all necessary corporate and limited liability company action on the part of the Company.

3.2           Due Organization; Subsidiaries.  AW Solutions is a corporation and AWPR is a limited liability company, each of which is duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of its incorporation or formation, as applicable, and has full corporate or limited liability company power and authority and all requisite rights, licenses, permits and franchises to own, lease and operate the Assets that it currently owns, leases or operates and to conduct the Business as it is now being conducted.  The Company is duly licensed, registered and qualified to do business as a foreign corporation or limited liability company and is in good standing in all jurisdictions in which the ownership, leasing or operation of its Assets, or the conduct of the Business, requires such qualification, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect.  Schedule 3.2 sets forth each state or other jurisdiction in which the Company is licensed or qualified to do business.  The Sellers have delivered to Buyer an accurate and complete copy of the certificate of incorporation, by-laws and any other organizational documents of AW Solutions and the certificate of formation, operating agreement and any other organizational documents of AWPR, each agreement, trust, proxy or other arrangement among the stockholders, directors, members or managers of the Company, and each other agreement or document affecting any ownership rights or interests, or any management rights or economic rights, of the Company, or any rights to share in the profits of or to receive distributions or the return of capital from the Company, along with an accurate and complete copy of the contents of the minute book of the Company.  The Operating Agreement of AW Solutions Puerto Rico, LLC, dated February 25, 2011, as amended by that certain First Amendment to AW Solutions Puerto Rico, LLC Operating Agreement, dated as of November 9, 2012, represents the sole and entire understanding and agreement among the Sellers with respect to AWPR and supersedes all prior negotiations and understandings among the Sellers whatsoever with respect to AWPR.  There are no Subsidiaries of the Company, and the Company is not a stockholder, partner, joint venturer or other equity owner of any entity.

3.3           Binding Obligation.  Assuming due authorization, execution and delivery of this Agreement by Buyer, this Agreement (and when executed and delivered at Closing, each Related Document) will be duly executed by the Company and constitute the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except that (i) such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.4           Capitalization.  AW Solutions is authorized to issue 10,000 shares of common stock, par value $0.01 per share, 5,000 of which have been issued as of the date of this Agreement and are outstanding, and all of which are owned of record by the Sellers as listed on Schedule 3.33(c) hereto.  All of the membership interests issued by AWPR are owned of record by the Sellers as listed on Schedule 3.33(c) and none of the membership interests of AWPR are certificated.  The Shares and the Interests constitute all of the issued and outstanding shares of the capital stock of AW Solutions and AWPR, respectively.  The capitalization, including debt and equity, of the Company is accurately and completely described in the Financial Statements attached hereto as Schedule 3.11(a).  The Shares and the Interests are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive, subscription or other right of any person to acquire securities, ownership interests or rights in the Company.  There are no outstanding subscriptions, options, convertible or exchangeable securities, preemptive rights, warrants, calls or agreements relating to the issuance or transfer of the Shares, the Interests or any ownership interests in the Company to which the Company or any Seller is a party or by which the Company or any Seller is bound.  All Shares, Interests and any other ownership interests or rights in the Company, whether or not currently outstanding, were issued in compliance (and if reacquired or cancelled by the Company, reacquired or cancelled in compliance) with all applicable Laws, including securities Laws.  The Sellers have not violated any applicable Laws in connection with the purchase or sale of any Shares or Interests.  Except as set forth in the organizational documents of the Company, there are no voting trusts or other agreements, arrangements or understandings applicable to the exercise of voting rights, control, rights to share in profits and losses, rights to receive dividends or the return of capital to which the Company or any Seller is a party or by which the Company or any Seller is bound.  Except as set forth in the organizational documents of the Company and applicable Laws, there are no restrictions affecting the transferability of the Shares or the Interests.

3.5           Licenses.  Schedule 3.5 hereto contains a true and complete list of all of the Licenses, including any non-assignable licenses, permits and other governmental authorizations (which shall be denoted as non-assignable).  Except as set forth on Schedule 3.5, the Licenses comprise all of the licenses, permits and other authorizations necessary from any governmental agency to conduct the Business, and none of the foregoing are subject to any restriction or condition which would limit the full operation of the Business as presently operated.  All Licenses are validly issued, and the applications therefor are complete and accurate and did not omit to state any facts necessary in order to make the statements therein not misleading.  The Licenses are in full force and effect, and, to the Knowledge of the Sellers, the conduct of the Business is in full accordance therewith.  All fees and other charges relating to the Licenses which were due on or prior to the Closing Date have been paid in full.

3.6           Real Property.  Schedule 3.6 hereto sets forth an accurate and complete list of all the Real Property of the Company (including, in the case of leases, name of lessor, expiration date and monthly rent).  The Company is not a lessor of any Real Property.  Each of the leases in connection with the Real Property is in full force and effect, and the Company has delivered to Buyer accurate and complete copies of each such lease.  Except as set forth on Schedule 3.6, there are no parties in possession of all or any portion of the Real Property other than the Company, whether as lessees, tenants at will, trespassers or otherwise.  To the Knowledge of the Sellers, no zoning, building or other federal, state or municipal law, ordinance, regulation or restriction is violated by the continued maintenance, operation or use of the Real Property or any tract or portion thereof or interest therein in its present manner, nor does the current use of the Real Property and all parts thereof as aforesaid violate any restrictive covenants of record affecting the Real Property.  To the Knowledge of the Sellers, all necessary licenses, permits and authorizations required by any governmental authority with respect to the Real Property have been obtained, have been validly issued and are in full force and effect.  The Company is not, and to the Knowledge of the Sellers, no other party is, in default under any lease or other instrument of conveyance.  All leasehold interests (including the improvements thereon) are available for immediate use in the conduct and operation of the Business.  Other than as set forth in Schedule 3.6, there is no Real Property that is owned by, used by, leased by or otherwise occupied by the Company.

3.7           Title to and Condition of Personal Property.  Schedule 3.7 hereto contains a list of the items of Personal Property that comprise all Personal Property with a value in excess of $500 used in connection with the Business as of a recent date indicated on such schedule.  The Company owns and has good and marketable title to all Personal Property free and clear of any Encumbrance, except for Encumbrances that shall be discharged or removed by the Company or the Sellers prior to or at Closing.  The Company is not, and to the Knowledge of the Sellers no other party is, in default under any of the leases, licenses and other agreements relating to the Personal Property listed on Schedule 3.7.  The Company has delivered to Buyer an accurate and complete copy of each lease, license or other agreement relating to the Personal Property.  Except as otherwise disclosed on Schedule 3.7 hereto, the Personal Property constituting tangible property is in good operating condition (ordinary wear and tear excepted) and is available for immediate use in such business operations.

3.8           Contracts.  Schedule 3.8 hereto lists all of the Contracts in effect on the date hereof, including, but not limited to, all Licenses, Real Property leases, employment agreements, licenses to Intellectual Property and all other contracts or agreements to which the Company is a party (and, for all oral agreements, provides a summary of the material terms of such Contract) (each, a “Material Contract”).  On or prior to the date hereof, the Company has provided Buyer with true and complete copies of all written Material Contracts set forth on Schedule 3.8.  All of the Material Contracts listed on Schedule 3.8 are in full force and effect, and are valid, binding and enforceable in accordance with their terms.  Except as otherwise disclosed on Schedule 3.8: (i) there is no default or breach by the Company, or to the Knowledge of the Sellers, any other party to any Material Contract set forth on Schedule 3.8; (ii) there is no fact or circumstance that exists that would constitute a default, or would entitle any party to terminate any such Material Contracts or to make a claim or set-off against the Company or any of its Affiliates, or otherwise to amend such Material Contract or prevent such Material Contract from being renewed in accordance with its terms; (iii) the Company is not restricted by agreement from carrying on the Business as and where conducted on the Closing Date; and (iv) there are currently no negotiations pending or in progress to revise any Material Contract, other than negotiations in the ordinary course of business intended to make the terms of certain Material Contracts more favorable to the Company.  The Company has not received any written notice of default, termination, or nonrenewal under any such Material Contract.

3.9           Consents.  Schedule 3.9 sets forth (i) those Material Contracts which require consent, approval or notice to consummate the transactions contemplated hereby, and (ii) all other consents, governmental or otherwise, required to consummate the transactions contemplated hereby.  Except for the Consents described in Schedule 3.9 hereto, no consent, authorization, approval, order, license, certificate or permit of or from, or declaration or filing with, any federal, state, local or other governmental authority or any court or other tribunal, and no consent or waiver of any party to any Contract to which the Company is a party is required or declaration to or filing with any governmental or regulatory authority, or any other third party is required to (a) execute this Agreement, (b) consummate this Agreement and the transactions contemplated hereby, (c) permit the Sellers to sell the Shares and the Interests to Buyer, or (d) enable Buyer to operate the Company after the Closing Date in the same manner as it is presently operated.

3.10          Intellectual Property.

(a)           Schedule 3.10 hereto sets forth a complete list of all Intellectual Property constituting (i) Registered Intellectual Property, (ii) inventions which may be patentable but do not yet constitute Registered Intellectual Property, (iii) unregistered trademarks, service marks, trade names and other names, brands and identifying marks used in the Business, and (iv) internet domain name registrations.  With respect to each item required to be listed in Schedule 3.10 and which is owned by the Company, (i) the Company is the sole and exclusive owner, has valid and exclusive rights and possesses all right, title and interest in and to the item, free and clear of all Encumbrances, and (ii) no action, proceeding, investigation, complaint, or claim is pending or, to the Knowledge of the Company and the Sellers, threatened, that challenges the legality, validity, enforceability, registration, use or ownership of the item.  Any items of Intellectual Property constituting Registered Intellectual Property have been properly registered or applied for, as the case may be, under applicable Law, and all such registrations are valid, subsisting and in force and all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been paid, and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting and maintaining such Registered Intellectual Property. All prosecution history files and related correspondence regarding such Registered Intellectual Property has been delivered to Buyers at or prior to Closing.

(b)           The Company owns or possesses adequate licenses or other rights to use all Intellectual Property Rights necessary for, or used or held for use in, the conduct of the Business as conducted and as proposed to be conducted.  Except as set forth in Schedule 3.10, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will result in the loss, termination, or impairment of any rights of the Company in any Intellectual Property.  Except as set forth in Schedule 3.10, (i) the Company is not infringing, misappropriating, diluting, violating, or otherwise conflicting with the Intellectual Property Rights of any Person, (ii) no claim is pending, or to the Knowledge of the Company and the Sellers, threatened, to the effect that the operations of the Company as conducted or proposed to be conducted infringe upon, misappropriate, dilute, violate or otherwise conflict with the Intellectual Property Rights of any other Person and, to the Knowledge of the Company and the Sellers and except as set forth in Schedule 3.10, there is no basis for any such claim (whether or not pending or threatened), and (iii) to the Knowledge of the Company and the Sellers, no Person has misappropriated, or is infringing, misappropriating, diluting, violating, or otherwise conflicting with any Intellectual Property.

(c)           Neither the Company nor any Seller has been informed of any fact and has no Knowledge that any Contracts governing Intellectual Property listed in Schedule 3.9 are not valid and enforceable.  The Company is not in breach of any such Contracts.  Except as set forth in Schedule 3.10, no claim is pending or, to the knowledge of the Company, threatened, to the effect that any Intellectual Property owned or licensed by the Company, or which the Company otherwise has the right to use, or the Contract governing Company’s rights in such Intellectual Property, is invalid or unenforceable and, to the Knowledge of the Company and the Sellers, there is no basis for any such claim (whether or not pending or threatened).  All Intellectual Property of the Company that constitute trade secrets or otherwise derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are adequate for protection, and in accordance with procedures customarily used to protect rights of like importance.  All right, title and interest in any Intellectual Property which has been developed by any former or current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of the Company in their capacity as either employees or consultants to the Company has been disclosed to Buyer.  Such former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors have executed valid and binding Contracts with the Company vesting ownership of such Intellectual Property in, and unconditionally assigning such Intellectual Property to, the Company, and all such Contracts have been disclosed to the Company, and original signed counterparts of such Contracts have been delivered to Buyer at Closing.  No Affiliate of the Company or any Seller has any rights to any of the Intellectual Property.

(d)           The Company has not embedded, used or distributed any open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org (collectively “Open Source Software”) in connection with any of its products or services that are in use or development in any manner that would materially restrict the ability of the Company to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require: (i) any Intellectual Property (other than the Intellectual Property covering or embodied by the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Intellectual Property; (iii) the creation of any obligation for the Company with respect to the Intellectual Property owned by the Company, or the grant to any third party of any rights or immunities under Intellectual Property owned by the Company; or (iv) any other limitation, restriction or condition on the right of the Company with respect to its use or distribution of any Intellectual Property (other than the Intellectual Property covering or embodied by the Open Source Software itself).

(e)           No Intellectual Property is subject to any proceeding or outstanding decree, order, or judgment restricting in any manner the use, transfer, or licensing thereof by the Company or any of its Subsidiaries, or that may affect the validity, use or enforceability of such Intellectual Property.

(f)           To the extent that any technology, software or Intellectual Property has been developed or created independently or jointly by a third party specifically for the Company or any of its Subsidiaries in connection with the Business, the Company has a written Contract with such third party with respect thereto and the Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained valid rights (sufficient for the conduct of the Business as currently conducted) to all such third party’s Intellectual Property Rights in such work, material or invention by operation of Law or by valid assignment.

(g)           No documentation, machine readable media, compilations of data or other embodiments of any Intellectual Property constituting trade secrets used or intended to be used in the Business (collectively, the “Trade Secret Embodiments”) have been publicly disclosed, and all Trade Secret Embodiments have, at all times prior to the Closing, been subject to commercially reasonable confidentiality protections and shared only pursuant to written Contracts the terms of which obligate each recipient of any Trade Secret Embodiments to maintain the confidentiality of such Trade Secret Embodiments to the same (or higher) standard as maintained by the Company, including imposing and enforcing a requirement that employees of the Company and its Subsidiaries involved in the development of or having access to such Trade Secret Embodiments enter into a Contract constituting a commercially reasonable form of nondisclosure and proprietary information and inventions assignment agreement.  Schedule 3.10 sets forth a true, complete and correct list of the physical locations, including mailing address, of all Trade Secret Embodiments and a list of all of the Persons who have access to the Trade Secret Embodiments and their mailing addresses.  As of the Closing, neither the Sellers nor any other Person (other than Buyer) shall retain any copies of the Trade Secret Embodiments.

(h)           Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will cause: (i) Buyer, any of its subsidiaries, the Sellers or the Company or any of its Subsidiaries to grant to any third party any right with respect to any Intellectual Property or (ii) Buyer or any of its subsidiaries to be bound by, or subject to, any non-compete or other restriction or limitation on the operation or scope of the Business or any other business in which Buyer is engaged.

3.11           Financial Statements.  The Sellers have furnished to Buyer the following financial statements (collectively, the “Financial Statements”), which Financial Statements are attached hereto as Schedule 3.11: (i) unaudited balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2012 and 2011 of the Company; and (ii) unaudited balance sheets and statements of income as of and for the two months ended February 28, 2013 of the Company (the “Interim Financial Statements”).  The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP, consistent with the Sellers’ past practices, subject in the case of the Interim Financial Statements to normal recurring year-end adjustments, and present fairly the financial condition of the Company as of such dates in all material respects and the results of operations of the Company for such periods are true, correct and complete in all material respects, and are consistent with the books and records of the Company (which books and records are true, correct and complete in all material respects).  The accounting practices used in preparing the Financial Statements were the same in each of the Financial Statements and were consistently followed throughout the period reflected in each of the Financial Statements.  The books and records of the Company are complete and correct in all material respects, and fully and fairly reflect bona fide transactions set forth therein.  The Sellers further represent and warrant that the Closing EBITDA is accurate and correct in all respects.

3.12           Insurance.  Schedule 3.12 sets forth an accurate and complete list (including the name of the insurer, coverage, premium and expiration date) of all binders, policies of insurance, self insurance programs or fidelity bonds (“Insurance”) maintained by the Company, or in which the Company is a named insured, true and complete copies of which have been provided or made available to Buyer.  All Insurance contains valid and enforceable policies or binders for the benefit of the Company, and all such policies or binders are in full force and effect and, to the Sellers’ Knowledge, are in amounts and for risks, casualties and contingencies customarily insured against by enterprises in operations similar to the Business.  There are no pending or asserted claims against any Insurance as to which any insurer has denied liability, and there are no claims under any Insurance that have been disallowed or improperly filed.  Schedule 3.12 sets forth the insurance claims experience for the last two full fiscal years and the interim period through the date hereof with respect to the Business.  No notice of cancellation or nonrenewal with respect to, or material increase of premium for, any Insurance has been received by the Company.

3.13           Employee Plans; ERISA.

(a)           Schedule 3.13(a) contains a list of each employee benefit plan, agreement, arrangement, policy or commitment (whether or not an “employee benefit plan” within the meaning of Section 3(3) of ERISA), including, but not limited to, any employment, consulting, bonus, deferred compensation, incentive compensation, vacation, severance, termination or post-employment pay, disability, hospitalization or other medical, dental, vision, life or other insurance, stock purchase, stock option, stock appreciation, stock award, pension, profit sharing, 401(k) or retirement plan, agreement, arrangement, policy or commitment (other than immaterial unwritten policies), and each other employee benefit plan, agreement, arrangement, policy or commitment arising out of the employment or the termination of an employee, former employee, retiree or sales personnel by the Company, whether written or oral, tax-qualified under the Code or non-qualified, whether covered by ERISA or not, which is currently maintained or contributed to by the Company or any trade or business (whether or not incorporated) that is under common control, or that is treated as a single employer, with the Company under Sections 414(a), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”) covering their employees, former employees, retirees or sales personnel or with respect to which the Company or any Commonly Controlled Entity, respectively, has or in the future could have any direct or indirect, actual or contingent liability (each, a “Plan” and collectively, the “Plans”).  Except as set forth in Schedule 3.13(a), neither the Company nor any Commonly Controlled Entity has any legally binding oral or written plan or other commitment, whether covered by ERISA or not, to create or participate in any additional plan, agreement or arrangement or to modify or change any existing Plan in any manner that would affect any of its employees, former employees, retirees or sales personnel.  The Company has made available to Buyer true and complete copies of the Plans and the trust agreements and any contracts relating to the Plans and all other relevant documents governing or relating to the Plans in effect on the date hereof (including the latest summary plan description, the latest annual report (and all attachments) filed with the Internal Revenue Service with respect to each of the Plans, and the latest favorable determination letter issued by the Internal Revenue Service for each of the Plans, including any amendments to any of the foregoing.  Neither the Company nor any Commonly Controlled Entity will incur any liability in connection with any Plan solely as a result of the consummation of the transactions contemplated by this Agreement.

(b)           Neither the Company nor any Commonly Controlled Entity maintains, nor have they ever maintained or contributed to, a “multiemployer plan,” as that term is defined in Section 414(f) of the Code or Sections 3(37) or 4001(a)(31) of ERISA, or an “employee benefit pension plan,” as defined in Section 3(2) of ERISA, that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.  Except as set forth on Schedule 3.13(b), neither the Company nor any Commonly Controlled Entity has terminated any “employee benefit plan” as defined in Section 3(3) of ERISA.

(c)           Full payment has been made of all amounts (other than current outstanding routine claims for benefits) that the Company is required to contribute or pay under the terms of any Plan, and all contributions to any Plan that are required or recommended with respect to any period of time prior to the Closing have been made or such amounts have been accrued in accordance with generally accepted accounting principles.  There are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles on the financial statements of the Company.

(d)           Each of the Plans is and has been operated and administered in all material respects in accordance with applicable Laws, including but not limited to, ERISA and the Code, and all required material governmental filings and material participant disclosures have been made on a timely basis, and each of the Plans which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.  No prohibited transaction within the meaning of Section 406 of ERISA or 4975 of the Code, or breach of fiduciary duty under Title I of ERISA, has occurred with respect to any Plan or with respect to the Company.  Each of the Plans which is subject to Section 409A of the Code has satisfied the requirements of Section 409A of the Code and has been established and administered in compliance with the requirements of Section 409A of the Code.  The Company does not maintain any Plan that is subject to Section 401(a) of the Code, other than its 401(k) plan set forth on Schedule 3.13(a).

(e)           There are no pending, or to the Knowledge of the Sellers, threatened or anticipated, claims, litigation, administrative actions or proceedings against or otherwise involving any of the Plans or related trusts, or any fiduciary thereof, by any governmental agency, or by any employee, former employee, leased employee, former leased employee, retiree or sales personnel or by any participant or beneficiary covered under any of the Plans, or otherwise involving the Plans (other than routine claims for benefits), nor, to the Knowledge of the Sellers, is there any basis for one.  There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Plan or, to the Knowledge of the Sellers, any fiduciary thereof in that capacity.  No Assets of the Company are allocated to or held in a “rabbi trust” or similar funding vehicle.

(f)           Each Plan that is a “group health plan” (as defined in Section 607(1) of ERISA) has been operated in compliance in all material respects with the provisions of COBRA (Section 4980B of the Code), the Health Insurance Portability and Accountability Act of 1996 and any applicable similar state law.  The Company is not the sponsor of, or a participating employer in, any Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA that is not a fully insured plan.  There are no reserves, assets, surpluses or prepaid premiums with respect to any employee welfare benefit plan.  The Company does not currently provide and has no current obligation to provide for post-retirement or post-employment health and welfare benefits, including but not limited to, severance, salary continuation, termination, disability, death, or retiree health or medical benefits except as required by applicable Law.

(g)           Except as set forth on Schedule 3.13(g), the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any other event, such as an individual’s termination of employment) constitute an event under any Plan that will or may result in (i) any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee or leased or contract employee of the Company or any Commonly Controlled Entity and (ii) any payment, vesting of benefits or compensation or provision of benefits or compensation which could be characterized as or deemed to be a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.  There is no Plan, contract, plan or arrangement to which the Company (or any Commonly Controlled Entity) is a party or by which it is bound, that requires the Company (or any Commonly Controlled Entity) to compensate any employee, former employee or any person providing services to the Company (or any Commonly Controlled Entity) for excise taxes paid pursuant to Section 4999 of the Code or for liability such employee, former employee or service provider incurs pursuant to Section 409A of the Code.

(h)           None of the Assets is subject to any Encumbrance under Section 302(f) of ERISA or Section 412(n) of the Code.

3.14           Employees.

(a)           Schedule 3.14(a) sets forth an accurate and complete list of all current directors, officers and employees of the Company (the “Employees”), including employer, name, title or position, the present annual compensation (including salary, bonuses, commissions and deferred compensation, each of which are separately delineated), current vacation accrual, the date of commencement of employment, years of service, and any interests in any incentive compensation plan, and indicates (i) whether such Employee has an employment agreement or contract (whether written or oral) with the Company, (ii) whether such individuals are full-time, part-time or temporary employees and (iii) whether any such individuals are currently on short-term or long-term disability.  Schedule 3.14(a) also sets forth an accurate and complete list of all current independent contractors of the Company, including name, compensation, a description of services performed for the Company, and an indication of whether such independent contractor has an agreement (whether written or oral) with the Company relating to such services.  Schedule 3.14(a) also separately sets forth an accurate and complete list of the names of each person with whom the Company has entered into a non-competition or non-solicitation arrangement of any kind which is currently in effect.  No shareholder or Employee of the Company is eligible, solely as a result of the consummation of the transactions contemplated hereby, to receive from the Company a severance, bonus, change in control or any other payment.

(b)           The Company is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice.

(c)           There are no agreements or arrangements between the Company and a consultant, former consultant, employee or former employee obligating the Company to make any payment to any such individual as a result of the transactions contemplated by this Agreement or the termination of any Employee in connection therewith.  The transactions contemplated by this Agreement or the termination of any Employee in connection therewith shall not result in any payment being made under any agreement or arrangement between the Company and a consultant, former consultant, employee or former employee that would be subject to the excise tax imposed by Section 4999 of the Code.

(d)           Other than those loans reflected on the Financial Statements, there are no loans outstanding from the Company to any of the Employees.

(e)           The Company is not in breach of any material terms of employment of any of the Employees, nor to the Knowledge of the Sellers, is any Employee in breach of any material term of his employment relationship.

(f)           Except as specifically set forth on Schedule 3.14(f), as of the date hereof, none of the Employees has given or received notice of termination of his employment as an Employee, and, to the Knowledge of the Sellers, none of the Employees has an intention to terminate his employment as an Employee.

(g)           Except as specifically set forth on Schedule 3.14(g), none of the Employees is the subject of any disciplinary action nor is any Employee engaged in any grievance procedure, nor, to the Knowledge of the Sellers, is there any matter or fact in existence that can reasonably be foreseen as likely to give rise to the same.

(h)           With respect to all Employees, the Company has complied in all material respects with the employment eligibility verification form requirements under the Immigration and Naturalization Act, as amended (“INA”), in recruiting, hiring, reviewing and documenting prospective employees for employment eligibility verification purposes and the Company has complied in all material respects with the paperwork provisions and anti-discrimination provisions of the INA.  With respect to all Employees, the Company has obtained and maintained the employee records and I-9 forms in proper order as required by United States law.  To the Knowledge of the Sellers, the Company does not employ any workers unauthorized to work in the United States.

3.15           Labor Relations.  The Company is not a party to, nor subject to, any collective bargaining agreements.  None of the employees of the Company are represented by a union or subject to a collective bargaining agreement, no union organizational campaign is in progress, to the Knowledge of the Sellers, with respect to such employees, and no question concerning representation exists respecting such employees.  There is no labor strike or work stoppage or lockout currently pending, or, to the Knowledge of the Sellers, threatened, against or materially affecting the Company, and since January 1, 2008 there has not been any such action pending against the Company, and to the Knowledge of the Sellers, there has not been any such action threatened against or materially affecting the Company.

3.16           Taxes.

(a)           Except as set forth on Schedule 3.16(a), all Tax Returns of the Company for all Pre-Closing Tax Periods required by applicable Law to have been filed on or prior to the Closing Date were duly and timely filed with the relevant Tax Authority, and such Tax Returns were, when filed, true, complete and correct and otherwise in conformity with applicable Tax Law in all material respects.  All Taxes (whether or not required to be shown on any Tax Return) required under applicable Tax Law to have been paid by the Company on or prior to the Closing Date were duly and timely paid in full, except any such Taxes (“Contested Taxes”): (i) that are being contested in good faith and by appropriate proceedings pursued diligently and in such a manner as not to cause any material adverse effect upon the condition (financial or otherwise) or operations of the Company; and (ii) for which the Company shall have set aside on its books appropriate reserves.  Schedule 3.16(a) identifies all Contested Taxes and the status of any proceeding with respect thereto.  Except as set forth on Schedule 3.16(a), all Taxes that the Company was required by law to withhold, deposit or collect have been duly withheld, deposited or collected by the Company and, to the extent required, have been timely paid by the Company to the relevant Tax Authority, with any such Taxes that have been withheld, deposited and/or collected but not yet paid to the relevant Tax Authority being held (and which will continue to be held immediately following the Closing) by the Company in an account of the relevant Company.  The Company has timely complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

(b)           Except as set forth on Schedule 3.16(b), no Tax Return of the Company has been subject to an Audit, nor is there any Audit in progress, pending or threatened in writing, involving the Company.  No information regarding any Tax matter relating to the Company has been requested in writing by any Tax Authority.

(c)           There is not currently outstanding any waiver of any applicable statute of limitations nor any consent for the extension of the time for the assessment of any Tax against the Company.

(d)           There are no Tax liens upon the property or assets of the Company, except liens for Taxes not yet due and payable and for which adequate reserves have been established on the relevant entity’s books and financial records (in accordance with sound accounting practices) for the payment thereof.

(e)           The Company has not agreed to, or has been required to, make any adjustment under Section 481(a) of the Code (and comparable provisions of any other applicable Tax Law) by reason of a change in accounting method or otherwise.

(f)           The Company is not liable for the Taxes of any Person including, without limitation, as a transferee or successor, by contract, indemnity under Treasury Regulations Section 1.1502-6 (and comparable provisions of any other applicable Tax Law), or otherwise.

(g)           The Company has never been a party to any Tax sharing agreement, Tax indemnity agreement or other similar Tax sharing arrangement.

(h)           No claim has ever been issued to the Company by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(i)           Schedule 3.16(i) sets forth all foreign, state and local jurisdictions in which the Company is or has been subject to Tax and each type of Tax payable in such jurisdiction.

(j)           The Company has, within the meaning of Section 6662(d)(2)(B)(ii)(I) of the Code (and comparable provisions of any other applicable Tax Law), adequately disclosed on its federal income Tax Returns the relevant facts affecting any item or position taken for which substantial authority (within the meaning of Section 6662(d)(2)(B)(i) of the Code and comparable provisions of any other applicable Tax Law) did not exist at the time the Tax Return was filed.  The Company has not reflected on any Tax Return any item the tax treatment for which there was no “reasonable basis” (within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code and comparable provisions of any other applicable Tax Law).

(k)           The Company will not be required to report any taxable income for any Post-Closing Tax Period as a result of: (i) any agreement or arrangement, any debt instrument or loan, with respect to which any of them may have to recognize “phantom income” for Tax purposes (i.e., taxable income or gain in advance of the receipt of a payment of a corresponding amount of cash) including, without limitation, under the original issue discount rules of Code Sections 1271 et. seq. or otherwise; (ii) a Code Section 1031 like-kind exchange; (iii) any transaction which is being reported under the installment method of Code Section 453; or (iv) any comparable provisions of any other applicable Tax Law.

(l)           The Company has provided to Buyer true and complete copies of (i) all Audit reports, statements of deficiencies, notices, letter rulings, determination letters or similar documents, elections, disclosures of controversial positions, protests, correspondence, closing or other agreements which relate to any Taxes for which the Company was or could be liable, and (ii) all Tax Returns of the Company (together with all related Tax Return workpapers).

(m)           Except to the extent that the following requested information is set forth on a Tax Return that has been furnished to Buyer pursuant to Section 3.16(l)(ii) at least 10 business days prior to the Closing Date, Schedule 3.16(m) sets forth, for federal, state, local and foreign income and franchise Tax purposes and as of the first day of the current Taxable Period of the Company, such entity’s adjusted basis in its assets, by category, the original and remaining useful life of such assets, the method under which such assets are being depreciated and the original unadjusted basis of such assets.  The Company will not, as of immediately prior to the Closing, have any net operating losses, built-in losses or other Tax attributes subject to limitation under Section 382, 383 or 384 of the Code, the consolidated return regulations under Section 1502 of the Code or under any other comparable provision of applicable Tax Law.

(n)           The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applies and which occurred within two years of the date of this Agreement.

(o)           No Tax Authority is asserting or threatening to assert a claim against the Company under or as a result of Section 482 of the Code or any similar provision of state, local or foreign law.

(p)           Except as set forth on Schedule 3.16(p), no power of attorney has been granted by or with respect to the Company with respect to any matter relating to Taxes.

(q)           Schedule 3.16(q) sets forth all elections with respect to Taxes made by the Company.

(r)           The Company has not entered into or been a party to any arrangement designed wholly or partly for the purpose of it or any other Person avoiding or evading Tax.

(s)           AW Solutions has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times during its existence, and AW Solutions will be an S corporation up to and including the Closing Date.

(t)           AW Solutions has no liability for any Tax under Section 1374 of the Code.  AW Solutions has not, in the past ten (10) years, (i) acquired assets from another corporation in which the Tax basis of AW Solutions for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or (ii) acquired the stock of any corporation that is or was a qualified subchapter S subsidiary.

(u)           AWPR is classified as an association taxable as a corporation under the Code and any other applicable Tax Law.  AWPR will continue to be classified as an association taxable as a corporation up to and including the Closing Date.

3.17         Claims; Legal Actions.  Except as disclosed on Schedule 3.17, there are no actions, suits, proceedings, orders, investigations or claims pending or, to the Knowledge of the Sellers, threatened against the Company, or pending or threatened by the Company, against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement), and to the Knowledge of the Sellers there is no basis for any of the foregoing.  The Company is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to the Knowledge of the Sellers, any governmental investigations or inquiries (including, without limitation, inquiries as to the qualification to hold or receive any license or permit), and, to the Knowledge of the Sellers, there is no basis for any of the foregoing.  Except as disclosed on Schedule 3.17, the Company is not subject to any judgment, order or decree of any court or other governmental agency, and the Company has not received any written opinion or memorandum from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability.

3.18         Compliance with Laws.  The Company, the Business and the Assets conform, in all material respects, to all applicable statutes, codes, ordinances, licensing requirements and other Laws.  The Company has, since its inception, complied in all material respects with all Laws, decrees, filing and reporting requirements, awards and orders applicable to the Company, including those relating to employment, employee benefits, marketing, sale and distribution of products, labeling of products, trade regulation, antitrust and warranties; and to the Knowledge of the Sellers there is not any liability arising from or related to any violations thereof.  No notice from any governmental body or other Person of any violations of any Law in connection with the Assets or operations of the Business or the Shares (other than tickets for minor traffic violations) has been received by the Company or the Sellers.

3.19         Undisclosed Liabilities. The Company has no indebtedness, liabilities or obligations, accrued, contingent or otherwise except (i) as set forth on Schedule 3.19(a) hereto or on the Financial Statements or the notes thereto, or (ii) for current liabilities incurred in the ordinary course of the Business consistent with past practice since the date of the Interim Financial Statements.  Except as set forth on Schedule 3.19(b) hereto, there are no extraordinary claims against the Company by third parties relating to acts or omissions by the Company arising outside the ordinary course of the Business.

3.20         Assets and Title.  The Assets include all of the assets used in connection with the Business.  The Company owns and has good and marketable title to all of the Assets, and as of the Closing Date the Assets shall be free and clear of all Encumbrances.  The books of account of the Company are complete and correct in all material respects.  At the Closing, all such books and records shall be located at the business office of the Company.

3.21         Interim Change.  Except as set forth in Schedule 3.21, since December 31, 2012 the Business has been conducted and operated only in the ordinary course, consistent with past practices.  In addition, except as set forth on Schedule 3.21, since December 31, 2012:

(a)           there has been no Material Adverse Effect on the Assets, the Shares, the Interests or the Company;

(b)           except in the ordinary course of business, no party has accelerated, terminated, modified or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) to which the Company is a party or by which it is bound, or has threatened the same;

(c)           the Company has not borrowed any amount or incurred or become subject to any liabilities in excess of Twenty-Five Thousand Dollars ($25,000), except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

(d)           the Company has not mortgaged or pledged any Asset, Shares or Interests, or subjected any Asset, Shares or Interests, to any Encumbrance, except liens for Taxes not yet due and payable;

(e)           neither the Company nor any Seller has sold, leased, assigned, transferred or otherwise disposed of, or agreed to sell, lease, assign, transfer or otherwise dispose of at some future date, or granted an option or other right to any party to acquire, any of the Assets (other than in the ordinary course of business), Shares or Interests, nor has the Company forgiven or canceled any debts owing to the Company or waived any claims or rights;

(f)           the Company has not sold, assigned, transferred, or permitted to lapse, any rights for the use of any Intellectual Property;

(g)           the Company has not made any change in any method of accounting or accounting practice or its practices with respect to the other payment or other discharge of debts;

(h)           the Company has not suffered any extraordinary losses, whether or not in the ordinary course of business, or consistent with past practice;

(i)           the Company has not made capital expenditures or commitments therefor that aggregate in excess of Twenty-Five Thousand Dollars ($25,000);

(j)           the Company has not made any loans or advances to, guarantees for the benefit of or any investments in, any Persons;

(k)           the Company has not suffered any damage, destruction or casualty loss, not fully covered by insurance (subject to payment of the applicable deductible);

(l)           the Company has not acquired (including, without limitation, by merger, consolidation or acquisition of stock or assets) any operating business, corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof, or any assets, outside of the ordinary course of business, or entered into any commitment to do so;

(m)           the Company has not, except for this Agreement or any other agreement contemplated hereby, entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) outside of the ordinary course of business;

(n)           the Company has not discharged or satisfied any Encumbrance or paid any obligation or liability, other than current liabilities in the ordinary course of business;

(o)           except those distributions made consistent with the Company’s past practice as set forth on Schedule 3.21, the Company has not declared, made any payment, set aside or made any distribution with respect to the Shares or the Interests to its stockholders or members, as applicable, or redeemed, purchased or otherwise acquired any of the Shares or the Interests;

(p)           the Company has not granted to any officer or employee any increase in compensation or benefits, other than as required by an existing contract or as set forth on Schedule 3.14(a);

(q)           the Company has not: (i) paid any pension, retirement allowance or other employee benefit to any Person; or (ii) adopted or agreed to adopt any pension, retirement or other employee benefit plan, program or policy;

(r)           the Company has not entered into any agreement (i) in which the obligation exceeds Ten Thousand Dollars ($10,000) or (ii) which may not be terminated by the Company at any time, without penalty, upon fifteen (15) days’ notice;

(s)           the Company has not disposed of any Asset valued in excess of Five Thousand Dollars ($5,000) outside the ordinary course of business;

(t)           the Company has not amended its charter, by-laws or other organizational documents; and

(u)           the Company has not agreed to take any of the actions set forth above in this Section 3.21.

3.22         Environmental Claims.  (i) The Company’s operations at all facilities owned by, or leased to or used by, the Company and that are used in the conduct of the Business (the “Premises”) are in compliance in all material respects with all federal, state and local environmental Laws and regulations; (ii) there is not occurring, at any location currently owned by or leased to the Company, any Release of any Hazardous Substance, and there has not been, during the time of the Company’s occupation of such location, any such Release; (iii) there has not been at any location previously owned by or leased to the Company, any Release of any Hazardous Substance during the time of the Company’s ownership or occupation of such location; (iv) there are no Hazardous Substances or other condition or use of the Premises, whether natural or man-made, which has caused any damage, or which, to the Knowledge of the Sellers, poses a threat of causing damage, to the health of persons, to property, to natural resources, or to the environment; (v) the Company has not received any written communication from any Person that alleges that the Company is not in compliance with applicable environmental Laws; and (vi) none of the Company or any Seller has, in connection with the Business, sent or arranged for the transportation of Hazardous Substances or wastes to a site which, pursuant to CERCLA or any similar state law has been placed or is proposed to be placed, on the “National Priorities List” of hazardous waste sites or its state equivalent or which is subject to a claim, an administrative order or other request to take “removal” or “remedial” action by any person as those terms are defined under CERCLA.

3.23         Customers and Vendors.

(a)           Schedule 3.23(a) contains a true, complete and correct list of all the current customers of the Business (each a “Customer”) and the revenue from such Customer for the Company’s most recent fiscal year.

(b)           Schedule 3.23(b) lists (i) each licensor, agent and other suppliers of products or services to the Company with whom the Company has a Material Contract as well as the expiration date of each such Material Contract and (ii) each Material Contract with respect to which the Company was obligated to pay to any licensor, agent or other supplier of products or services, in the aggregate, Ten Thousand Dollars ($10,000) or more during the most recent fiscal year, together with, in each case, the amount paid or billed during such period.

(c)           Except as set forth on Schedule 3.23(c), no customer or vendor listed on Schedule 3.23(a) or 3.23(b) has notified the Company of an intention on its part to terminate such customer’s or vendor’s agreement for services with the Company, except in the ordinary course of business pursuant to the terms of such Material Contract.  Neither the Company, any Seller nor any of the officers or directors of the Company have taken any actions intended to lead to the termination of any such Person’s agreement with the Company.

3.24          Brokerage.  Except as set forth on Schedule 3.24, neither the Company nor any Seller has incurred any liability for brokerage commissions, finders’ fees or other similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company or the Sellers.  All such brokerage commissions, finders’ fees and similar compensation contracted for, as set forth on Schedule 3.24, shall be settled and paid at or prior to Closing by the Sellers, and the Company shall have received a full release from any such broker.

3.25         Affiliated Transactions.  Except as set forth in Schedule 3.25, no Affiliate of the Company or the Sellers: (i) owns any debt, equity or other interest or investment in any Person that is a competitor, lessor, lessee, licensor, licensee, customer, supplier, distributor sales agent or advertiser of the Business; (ii) has any cause of action or other claim whatsoever against or, owes any material amount to, or is owed any material amount by the Company, except for accrued compensation (including but not limited to accrued vacation pay), employee benefits and similar matters; (iii) has any interest in or owns any Intellectual Property or any other property or right used in the conduct of the Business; or (iv) is a party to any Contract to which the Company is a party.

3.26         Accounts Receivable.  The Accounts Receivable are bona fide, due and valid receivables subject to no defenses, setoffs or counterclaims and are collectible, and will be collected in accordance with their terms at their recorded amounts, subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors’ rights generally.  All Accounts Receivable arose in the ordinary course of business.  No Accounts Receivable are subject to prior assignment, claim or Encumbrance.  Except as set forth on the Interim Financial Statements, since December 31, 2012, the Company has not incurred any liabilities or obligations for discounts, returns, promotional allowances or otherwise.  Except as set forth on the Interim Financial Statements, the Company does not have any liability for any refunds, allowances or returns in respect of products manufactured, processed, distributed, shipped or sold by or for the account of the Company.

3.27         Solvency.  Upon the occurrence of the Closing, the Sellers and the Company are Solvent.

3.28         Banking Relationships and Investments.  Schedule 3.28 sets forth an accurate and complete list of all banks and financial institutions in which the Company has an account, deposit, safe-deposit box, lock box or line of credit or other loan facility or relationship, including the names of all persons authorized to draw on those accounts or deposits, or to borrow under such lines of credit or other loan facilities, or to obtain access to such boxes.  Schedule 3.28 sets forth an accurate and complete list of all certificates of deposit, debt or equity securities and other investments owned, beneficially or of record, by the Company (the “Investments”).  The Company has good and marketable title to all of the Investments.

3.29         Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of either the Company or any of its Subsidiaries.

3.30         Business Practices.   Neither the Company, nor, to the Knowledge of the Sellers, any of its directors, officers, managers, agents or employees has, for or on behalf of the Company (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of Law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

3.31         Export Control.  The Company has at all times conducted its export and related transactions in all material respects in accordance with (i) all applicable U.S. export, re-export, and anti-boycott Laws and regulations, including the Export Administration Regulations, the Arms Export Control Act and International Traffic in Arms Regulations, and U.S. economic sanctions laws and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control and (ii) all other applicable import and export controls in the other countries in which the Company conducts business.

3.32         Working Capital.  The Company has available cash in an amount equal to or in excess of the Target Closing Cash Balance.  The Target Closing Cash Balance represents an amount of cash necessary to operate the Business as conducted by the Sellers prior to the Closing for a period of not less than sixty (60) days.

3.33         Seller Representations.

(a)           Seller has full right, power and authority to execute and deliver this Agreement and all the Related Documents to be executed and delivered by Seller, as the case may be, pursuant hereto, and to consummate the transactions contemplated hereby and thereby.  Assuming due authorization, execution and delivery of this Agreement by Buyer, this Agreement (and when executed and delivered at Closing, each Related Document) will be duly executed and delivered and will constitute legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms.

(b)           The execution and delivery of this Agreement and each of the Related Documents, and the consummation of the transactions contemplated hereby or thereby will not result in the creation of any Encumbrance on the Shares or the Interests owned by Seller or on any asset of Seller or the termination or acceleration of any indebtedness or other obligation of Seller and are not prohibited by, do not violate or conflict with any provision of, and do not constitute a default under or a breach of (i) the organizational documents, if applicable, of Seller, (ii) any contract, permit, license or other instrument to which Seller is a party or by which Seller or any of its respective assets is bound, (iii) any order, writ, injunction, decree or judgment of any court or governmental agency to which Seller is subject, or (iv) any Law applicable to Seller.  No approval, authorization, registration, consent, order or other action of or filing with any court, administrative agency or other governmental authority, is required for the execution and delivery by Seller of this Agreement or any Related Document or the consummation by Seller of the transactions contemplated hereby.

(c)           Seller holds of record and beneficially all of the Shares and the Interests purported to be owned by Seller as set forth opposite Seller’s name on Schedule 3.33(c).  Seller has good and marketable title to all of the Shares and the Interests in Seller’s name as set forth on Schedule 3.33(c) and all right, power, authority and capacity to sell, assign, transfer and deliver all right, title and interest, both legal and equitable, in and to the Shares and the Interests set forth next to such Seller’s name on Schedule 3.33(c), free and clear of all Encumbrances.  All of the Shares and the Interests held by Seller have been duly authorized, are validly issued, fully paid and non-assessable.  Seller has not violated any applicable Laws in connection with the purchase or sale of any Shares and any Interests.  Upon delivery to Buyer at the Closing of certificates representing the Shares of such Seller, together with a duly executed assignment of Shares and Interests of Seller and upon receipt by Seller of the Closing Date Cash Payment and Promissory Note, good and valid title to such Shares and such Interests will pass to Buyer, free and clear of any Encumbrances.

(d)           Since December 31, 2009, neither Seller, nor to the Knowledge of Seller any other Seller, has received any income, salary, dividends, distributions or payments of any kind from any Seller Related Entity nor has any Seller Related Entity made any loans or advances to, guarantees for the benefit of or any investments on behalf of Seller, or to the Knowledge of Seller, any other Seller.

3.34         Seller Related Entities.  Since December 31, 2009, neither the Company nor any Seller has received any income, salary, dividends, distributions or payments of any kind from any Seller Related Entity nor has any Seller Related Entity made any loans or advances to, guarantees for the benefit of or any investments on behalf of the Company or any Seller.

3.35         Full Disclosure.  No representation or warranty made by the Company or the Sellers herein or in any Related Document contains or will contain any untrue statement of any fact, or omits any fact necessary in order to make any statement herein or therein, in light of the circumstances in which it was made, not misleading.  The Sellers have disclosed to Buyer all facts of which they have Knowledge that are material to the Business, the Assets, liabilities, prospects, condition (financial or otherwise) or results of operations of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company and the Sellers as follows:

4.1           Organization; Due Authorization.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has full corporate power to execute, deliver and perform this Agreement and any Related Document to which it is a party.  The execution, delivery and performance of this Agreement and the Related Documents have been duly and validly authorized by all necessary corporate actions on the part of Buyer.

4.2           Binding Obligation.  Assuming due authorization, execution and delivery of this Agreement by the Sellers, this Agreement (and when executed and delivered at Closing, each Related Document) will be duly executed by Buyer and constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except that (i) such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.3           Absence of Consents; No Violation.  Subject to the Company and the Sellers obtaining the Consents, no consent, authorization, approval, order, license, certificate or permit of or from, or declaration or filing with any federal, state, local or other governmental authority or any court or other tribunal, and no consent or waiver of any party to any material contract to which Buyer is a party is required for the execution, delivery and performance of this Agreement and each of the Related Documents.  Subject to the Company and the Sellers obtaining the Consents, the execution and delivery of this Agreement and each Related Document by Buyer, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof does not and will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under or result in the creation of any Encumbrance of any kind upon any of the properties or assets of Buyer under, any provision of (i) the certificate of incorporation, by-laws or other organizational documents of Buyer, (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment or loan or other agreement to which Buyer is a party or by which any of its properties or assets are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or its property or assets.

4.4           Brokerage.  Except as set forth on Schedule 4.4, Buyer has not incurred any liability for brokerage commissions, finders’ fees or other similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Buyer.  Buyer shall pay, and hold the Sellers harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys fees and out-of-pocket expenses) arising in connection with any such liability.

4.5           Purchase for Own Account.  Buyer hereby confirms that the Shares and Interests purchased hereunder will be acquired for investment for Buyer’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part of the Shares or Interests in contravention of applicable Law.

4.6           Certain Proceedings.  There are no actions, suits, proceedings, orders, investigations or claims pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Subsidiaries, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality that would materially affect Buyer’s ability to consummate the transactions contemplated by this Agreement.

4.7           Capitalization.

(a)           The Common Stock to be issued to the Sellers has been, or on or prior to the Closing will have been, duly authorized by all necessary corporate and shareholder actions and, when so issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will not be issued in violation of the pre-emptive or similar rights of any Person.  The Sellers understand and agree that the Buyer Shares are not registered under the Securities Act of 1933, as amended, or applicable state or federal securities law or any stock exchange, are not freely transferable or resalable and are not registered with the United States Securities and Exchange Commission (the “SEC”).

(b)           The authorized capital stock of Buyer consists of 500,000,000 shares of common stock, of which there are 2,759,995 shares currently issued and outstanding and 50,000,000 shares of preferred stock, of which certain amounts have been designated as set forth in Buyer’s public filings with the SEC.  Buyer has not granted, issued or agreed to grant, issue or make available any warrants, options, subscription rights or any other commitments of any character relating to the unissued shares of capital stock of Buyer that is not disclosed in Buyer’s public filings with the SEC or set forth on Schedule 4.7(b).  All of the issued and outstanding capital stock of Buyer has been duly authorized and validly issued, fully paid and non-assessable, and was issued in compliance with applicable securities laws.

ARTICLE V

COVENANTS OF SELLER

5.1           Pre-Closing Covenants.  Except as contemplated or required by this Agreement, commencing on the date hereof until the Closing Date, the Sellers shall cause the Company to be operated in the ordinary course of business in accordance with past practices; provided, however:

(a)           Negative Covenants.  The Sellers shall not, and shall cause the Company not to, without the prior written consent of Buyer:

(i)            General.  Take any action referenced in Section 3.21 hereof;

(ii)           Compensation.  Except as contemplated herein, (A) increase the compensation of any person employed by the Company, (B) pay or grant bonuses or other benefits payable or to be payable to any person employed by the Company, or (C) enter into any employment, severance or similar agreement with any employee of the Company which does not by its terms terminate, or cannot be terminated or satisfied by the Company without premium or penalty, prior to or at the Closing;

(iii)           Dividends, Distributions.  (A) Declare, set aside or pay any dividend or distribution that is payable in cash, stock, membership interests or other property with respect to the Company; (B) redeem, purchase or otherwise acquire directly or indirectly any shares or membership interests of the Company, or any other securities thereof or any rights, warrants, or options to acquire any such shares or other securities; (C) authorize for issuance, issue, sell, pledge, deliver or agree to commit to issue, sell or pledge (whether through the issuance or granting of any options, warrants, calls, subscriptions, equity appreciation rights or other rights or other agreements) any equity or debt securities of the Company, or any other securities that are convertible into or exchangeable for shares or membership interests of any class of the Company; or (D) split, combine or reclassify the outstanding shares or membership interests of the Company, or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of any equity securities of the Company; or

(iv)           No Inconsistent Action.  Take any action, or fail to take any action, which is inconsistent with their obligations hereunder or which could reasonably be anticipated to hinder or delay the consummation of the transaction contemplated by this Agreement.  Such inconsistent action shall include, but is not limited to, the following: (a) failing to preserve substantially the relationships with the employees, suppliers and customers of the Company, except in the ordinary course of business; (b) failing to perform, in all material respects, any required obligations pursuant to any Contracts, leases or permits; (c) failing to comply with all applicable Laws; (d) failing to confer with Buyer regarding operational matters of a material nature; (e) failing to report periodically to Buyer regarding the status and results of business operations; (f) adopting any plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company; or (g) settling or compromising any claim or action against the Company.

(b)           Affirmative Covenants.  Sellers shall do, and shall cause the Company to do, the following:

(i)           Access to Information.  From the date hereof through the Closing Date, the Sellers shall, and shall cause the Company to, give Buyer and its representatives reasonable access during normal business hours to all properties, facilities, personnel, books, contracts, leases, commitments and records, and during this period the Sellers shall, and shall cause the Company to furnish Buyer with all financial and operating data and other information as to the Business and its assets, properties, rights and claims, as Buyer may from time to time reasonably request.  In particular, the Sellers shall, and shall cause the Company to (A) afford to the officers, employees, directors, attorneys, accountants, appraisers and other authorized representatives of Buyer reasonable access, during normal business hours, to the offices, plants, properties, books and records of the Company in order that Buyer may have full opportunity to make such legal, financial, accounting, environmental and other reviews or investigations of the Business and the Assets as Buyer shall desire to make, and (B) use its commercially reasonable efforts to cause its independent public accountants to permit Buyer’s independent public accountants to inspect their work papers and other records relating to the Business and the Assets;

(ii)           Preservation of Business.  Use commercially reasonable efforts to maintain and preserve the Assets and the Business, and maintain and preserve consistent with the ordinary course of business, the goodwill of and present relationships with suppliers, advertisers, customers and others having business relations with the Company;

(iii)           Notification.  Promptly notify Buyer in writing of the following:

(A)           any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(B)           any notice or other communication from any governmental entity in connection with the transactions contemplated by this Agreement;

(C)           any notice or other communication from any governmental entity with respect to condemnation proceedings and fees to be paid to the Company in connection therewith;

(D)           any actions, suits, claims, investigations or proceedings commenced or threatened, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed in the Schedules hereto or that relate to the consummation of the transactions contemplated by this Agreement;

(E)           without prejudice to the termination rights of the parties hereunder, the occurrence, or failure to occur, of any condition, event or development that (1) causes any representation or warranty of the Sellers and/or the Company contained in this Agreement to be untrue or inaccurate, at any time from the date hereof to the Closing Date, or (2) would have been required to be set forth or described in the Schedules hereto if existing or known at the date of this Agreement; and

(F)           any failure on the part of the Sellers or the Company to comply with or perform in any respect any agreement or covenant to be complied with or performed by it or them hereunder; provided that the delivery of any notice pursuant to this Section 5.1(b)(iii) shall not limit or otherwise affect the remedies available hereunder to Buyer;

(iv)           Collection of Accounts Receivable.  Use all commercially reasonable efforts, consistent with past practices and applicable Laws, including any applicable bankruptcy laws, to collect all Accounts Receivable and to undertake no action whatsoever to discount or write down any such account; and

(v)           Supplemental Disclosure.  Provide information in writing to Buyer with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth in a Schedule to, or representation or warranty set forth in, this Agreement; provided that no such information shall constitute an amendment of such Schedule or of any statement, representation or warranty in this Agreement and shall not cure any breach of any representation or warranty made in this Agreement for purposes of indemnification of Buyer by the Sellers under Article X hereof.

5.2           Agreement Not to Compete or Solicit, and to Maintain Confidentiality.

(a)           For good and valuable consideration and in furtherance of the sale of the Shares and the Interests to Buyer hereunder, in order to induce Buyer to enter into and perform this Agreement, to ensure that Buyer obtains the benefits it reasonably expects to obtain hereunder and to more effectively protect the value and goodwill of the Shares and the Interests, each Seller covenants and agrees that for a period commencing on the Closing Date and ending on the later of (x) the third (3rd) anniversary of the Closing Date and (y) two (2) years following the termination of such Seller’s employment agreement with Buyer (the “Restricted Period”), such Seller shall not, directly or indirectly, either for his benefit or for the benefit of any of his Affiliates:

(i)           whether as principal, agent, independent contractor, partner or otherwise or by any other means, own, manage, operate, control, participate in, perform services for, invest in, or otherwise establish or carry on any business or division or line of any business in the United States or Canada which engages in a business competitive with the Business; provided, however, that it will not be deemed a breach of this clause (i) if such Seller and his Affiliates collectively own beneficially or of record in the aggregate less than three percent (3%) of any class of security which is publicly traded on a national securities exchange or actively traded in a recognized over-the-counter market;

(ii)           induce or attempt to persuade any Customer of the Business to terminate such relationship; or

(iii)           induce or attempt to persuade any Business Personnel (as defined below) to terminate or to refuse to enter into any employment, agency or other business relationship with Buyer or any of its Affiliates.  For purposes of this clause (iii), “Business Personnel” shall mean any person (A) who is an employee or Principal Contractor of the Company, or an Affiliate of the Company, on the date of this Agreement and who remains, after Closing, employed or engaged by the Company, or an Affiliate thereof, or becomes employed or engaged by Buyer or an Affiliate of Buyer in connection with the transactions contemplated hereby, or (B) who is an employee or Principal Contractor of Buyer or an Affiliate of Buyer employed or engaged in the Business, or (C) who within nine (9) months prior to the prohibited contact by such Seller was an employee or Principal Contractor of the Company, or of an Affiliate of the Company, or of Buyer or an Affiliate of Buyer.  For purposes of this Agreement, “Principal Contractor” means, with respect to a Person, a consultant, independent contractor or freelance worker whose services are material to the Business or who is engaged on a substantially full-time basis by the Company.

(b)           Each Seller hereby expressly represents and warrants that he has or may have knowledge of certain Confidential Information.  Each Seller acknowledges and agrees that all such Confidential Information is confidential and proprietary and that a substantial portion of the Purchase Price is being paid for such Confidential Information and that it represents a substantial investment having great economic value to Buyer, and constitutes a substantial part of the value to Buyer of the Business, the Shares and the Interests.  Each Seller acknowledges and agrees that Buyer would be irreparably damaged if any of the Confidential Information was disclosed to, or used or exploited on behalf of, any Person other than Buyer or any of its Affiliates, or the Company or the employees and authorized agents of each of the foregoing.  Accordingly, each Seller covenants and agrees that he shall not, without the prior written consent of Buyer, disclose, use or exploit any such Confidential Information, for the benefit of such Seller or of any third-party, except that such Seller may disclose, use or exploit a particular item of Confidential Information if and to the extent (but only if and to the extent) that such item:

(i)           is or becomes publicly known or generally known in the industry of the Business through no act of any Seller in violation of this Agreement;

(ii)           is required to be disclosed to or by order of a governmental agency or a court of law or otherwise as required by law; provided that prior to any such disclosure notice of such requirement of disclosure is provided to Buyer and Buyer is afforded the reasonable opportunity to object to such disclosure;

(iii)           is disclosed to such Seller’s legal, financial and accounting representatives and those of such Seller’s representatives working on the transactions contemplated by this Agreement and in such event, only to the extent necessary to evaluate or effect such transactions;

(iv)           to the Company’s Employees; or

(v)           has been publicly disclosed by Buyer or the Company after the Closing.

(c)           Each Seller expressly acknowledges that the covenants contained in Section 5.2(a), are integral to the sale to Buyer of the Shares and the Interests and that without the protection of such covenants, Buyer would not have entered into this Agreement, that the consideration paid by Buyer bears no relationship to the damages Buyer may suffer in the event of any breach of any of the covenants of Section 5.2(a) or Section 5.2(b), and that such covenants contain limitations as to time, geographical area and/or scope of activity to be restrained which are reasonable and necessary to protect Buyer’s business interests.  If this Section 5.2 shall nevertheless for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be enforceable to the extent compatible with applicable Laws that shall then apply.  Each Seller hereby further acknowledges that money damages will be impossible to calculate and may not adequately compensate Buyer in connection with an actual or threatened breach by him of the provisions of this Section 5.2.  Accordingly, each Seller hereby expressly waives all rights to raise the adequacy of Buyer’s remedies at law as a defense if Buyer seeks to enforce by injunction or other equitable relief the due and proper performance and observance of the provisions of this Section 5.2.  In addition, Buyer shall be entitled to pursue any other available remedies at law or equity, including the recovery of money damages, in respect of the actual or threatened breach of the provisions of this Section 5.2.

(d)           Each Seller hereby expressly waives any right to assert inadequacy of consideration as a defense to enforcement of the non-competition and confidentiality covenants in this Section 5.2 should such enforcement ever become necessary.

ARTICLE VI

SPECIAL COVENANTS AND AGREEMENTS

6.1           Fees and Expenses.  Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and other representatives; provided that expenses of the Company incurred up to the Closing Date shall be paid by the Sellers, and if not paid by the Sellers, may be deducted by Buyer from the Closing Date Cash Payment; provided, further, to the extent that any such pre-Closing expenses of the Company are not known or paid at Closing and are attributable to the Company and are a liability of the Company post-Closing, Buyer may offset such amounts against payments due under the Promissory Notes in accordance with Section 10.4 hereof, provided, however, that the Threshold Amount shall not apply to such offset.

6.2           Announcements.  Commencing on the date hereof, no party shall make any public announcement or press release concerning the transactions contemplated hereby without the written consent of the other party.

6.3           Cooperation.  Buyer, the Company and the Sellers shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as a part of their respective obligations under this Agreement, including but not limited to the obtaining of Consents.  After the Closing, the Sellers and Buyer shall take such actions, and shall execute and deliver to any other party such further documents as, in the reasonable opinion of counsel for such other party, may be necessary to ensure, complete and evidence the full and effective consummation of the transactions contemplated by this Agreement.

6.4           Litigation Support.  In the event and for so long as Buyer, the Company or the Sellers actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, Buyer and the Sellers will cooperate in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party.

6.5           Transition.  Except as otherwise expressly set forth in this Agreement, each of Buyer and the Sellers will not take, and will cause the Company not to take, any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.   The Sellers will refer all customer inquiries relating to the Company to Buyer or the Company from and after the Closing.  Each Seller shall use his reasonable best efforts to obtain authorizations, approvals, orders, licenses, certificates and permits as may be required to permit the consummation of the transactions contemplated hereby and the transfer of any and all Licenses necessary for Buyer to operate the Business after the Closing in a form reasonably satisfactory in form and substance to Buyer and its counsel.

6.6           Tax Covenants.

(a)           Tax Indemnification.  The Sellers shall indemnify the Company and Buyer, and hold them harmless from and against, without duplication, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company for all Taxable Periods ending on or before the Closing Date (“Pre-Closing Tax Periods”) and the portion of all Taxable Periods that includes (but does not end on) the Closing Date (such period a “Straddle Period”) to the extent such Taxes are allocable to the portion of such period occurring on or before the Closing Date, and (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, which are attributable to the Pre-Closing Tax Period (all such Taxes listed in this sentence being “Pre-Closing Taxes”).  In the case of any Straddle Period, the amount of any Pre-Closing Taxes (i) based on or measured by income, receipts, or payroll of the Company shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and (ii) the amount of other Pre-Closing Taxes of the Company shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period.

(b)           Tax Returns.  Seller shall duly prepare, or cause to be prepared, and timely file, or cause to be timely filed, solely at Seller’s expense, all Tax Returns required to be filed by the Company for any Pre-Closing Tax Period (“Pre-Closing Tax Returns”).  All Pre-Closing Tax Returns shall be prepared in accordance with historic practices of the Company, to the extent permitted by applicable Law.  To the extent permitted by applicable Law, the Sellers shall include any income, gain, loss, deduction or other Tax items for any Pre-Closing Tax Period on their Tax Returns in a manner consistent with the Schedules K-1 furnished by the Company to the Sellers for such periods.  Seller shall be solely liable for any and all late filing fees, interest or penalties incurred as a result of the late filing of any Pre-Closing Tax Return. Sellers shall permit Buyer to review and comment on each Pre-Closing Tax Return prior to filing and shall make such revisions to such Pre-Closing Tax Returns as are reasonably requested by Buyer.  Buyer shall duly prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns required to be filed by the Company for any Straddle Period (“Straddle Tax Return”) and for any Taxable Period beginning after the Closing Date (a “Post-Closing Tax Period” and such returns “Post-Closing Tax Returns”).  The cost of preparing all Straddle Tax Returns and Post-Closing Tax Returns shall be borne by the Company.  Buyer shall permit Sellers to review and comment on each Straddle Tax Return prior to filing.

(c)           Cooperation on Tax Matters.  Buyer and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with Tax matters (including, without limitation, any Audit) involving the Company.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to such Audit.  Buyer shall not dispose of any records relating to Taxes paid or payable by the Company and which are attributable to Pre-Closing Tax Periods prior to the later of six (6) months after the expiration of the applicable limitations period on assessment with respect to any such Taxes, or the final resolution of all Audits or litigation initiated prior to the expiration of the applicable limitations period.

(d)           Audits.  With respect to Audits relating to Pre-Closing Tax Periods (a “Pre-Closing Audit”) the Sellers shall control (at the Sellers’ sole cost and expense) all proceedings and may take any action (or decline to take any action) with respect to any Pre-Closing Audit in the sole discretion of the Sellers, provided that any such action (or inaction) does not increase the Tax liability of the Company for any Straddle Period or any Post-Closing Tax Period.  In the event that such action or inaction would increase the Tax liability of the Company for any Straddle Period or any Post-Closing Tax Period, then no such action or inaction may be implemented or effectuated without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed).  The Sellers shall keep Buyer fully apprised of all aspects of any such Pre-Closing Audit.  Buyer shall furnish the Sellers with the usual form of power of attorney (Form 2848 or similar state or local form) and provide to the Sellers such records and information as may be necessary for the Sellers to control any Pre-Closing Audit proceeding.  If, however, the Sellers have failed to respond to a Pre-Closing Audit and/or to timely respond to any request, demand or proceeding in connection therewith, then Buyer shall have the right to respond to such Pre-Closing Audit and take any action (or decline to take any action) in connection therewith.  In such event, Buyer shall keep the Sellers fully apprised of all aspects of any such Pre-Closing Audit.

(e)           Refunds.  The Sellers shall be entitled to an amount equal to any refunds (including any interest paid thereon) or credits of Pre-Closing Taxes to the extent such Taxes have been or were actually paid by the Company prior to the Closing Date or were otherwise taken into account in determining the Closing Net Working Capital, as reflected in the Closing Working Capital Statement.  Buyer shall promptly notify the Sellers in writing of any Tax refund(s) received by or payable to the Company after the Closing in respect of such Pre-Closing Taxes, and shall forward to or reimburse the Sellers for any refunds (including any interest paid thereon) or credits due the Sellers after receipt thereof.

(f)           Section 338(h)(10) Election.  Each Seller shall join with Buyer in making an election under Section 338(h)(10) of the Code (and any corresponding election under any other comparable provision of applicable Tax Law) with respect to the purchase and sale of the Shares hereunder (“338(h)(10) Election”).  The Sellers shall include any income, gain, loss, deduction, or other Tax item resulting from the 338(h)(10) Election on their Tax Returns to the extent required by applicable Tax Law.  The Sellers shall also pay any Tax imposed on AW Solutions attributable to the making of the 338(h)(10) Election, including (i) any Tax imposed under Section 1374 of the Code, (ii) any tax imposed under Treasury Regulation Section 1.338(h)(10)-1(d)(2), or (iii) any Tax imposed on the AW Solution’s gain under any other comparable provision of applicable Tax Law, and the Sellers shall indemnify Buyer against any Damages arising out of any failure to pay any such Taxes.

(g)           Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Sellers when due, and Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Buyer shall, and shall cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

(h)           S Corporation Status.  Prior to the Closing Date, AW Solutions and the Sellers shall not revoke AW Solutions’ election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code.  AW Solutions and the Sellers shall not take or allow any action (other than the sale of stock in AW Solutions pursuant to this Agreement) that would result in the termination of AW Solution’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

(i)           AWPR Status.  Prior to the Closing Date, AWPR and the Sellers shall maintain AWPR’s classification under the Code and applicable Tax Law as an association taxable as a corporation and shall not take or allow any action that would change the tax classification of AWPR.

6.7           No Other Bids.  From and after the date hereof until this Agreement is terminated in accordance with the terms hereof, the Sellers shall not, and shall cause the Company not to, authorize or knowingly permit any equity holder, officer, director, manager or employee of, or any investment banker, attorney, accountant or other representative retained by the Sellers or the Company or their direct or indirect equity holders to solicit, initiate or encourage submission of or engage in any negotiations relating to any proposal or offer (including by way of furnishing information) from any person which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or enter into any agreement to effectuate the same.  The Sellers shall promptly communicate to Buyer the terms of any proposal or offer received by it (no matter how preliminary), and the identity of the party making such proposal, in respect of any actual or potential Acquisition Proposal.

6.8           Release.  In consideration of the payment of the Purchase Price and the consummation of the transactions contemplated hereby, the Sellers hereby irrevocably and unconditionally, fully and forever acquit, release and discharge and agree to hold harmless the Company, its subsidiaries and Buyer, their respective Affiliates, and their respective members, managers, officers, directors, employees, agents, representatives, successors and assigns from any and all present and future claims, actions, causes of action, suits, charges, complaints, promises, damages, judgments, liabilities or obligations of any kind whatsoever in law or in equity which they and their Affiliates, heirs, beneficiaries, successors and assigns in any capacity can, shall or may have against the Company or its Affiliates, with respect to the Company’s ownership or use of the Assets or operation of the Business prior to Closing; provided, however, that this release does not release Buyer from any obligation to the Sellers under this Agreement.

6.9           Confidentiality Obligations.  Subject to Section 5.2(b) with respect to the Sellers, except as necessary for the consummation of the transactions contemplated hereby, each party hereto shall keep confidential any materials and information that are obtained from the other party in connection with the transactions contemplated hereby, except to the extent that such materials or information have become or become publicly available; are or become readily available to the industry; have been obtained from independent sources; were known to such party on a non-confidential basis prior to disclosure to such party by the other party; or are required to be disclosed to or by order of a governmental agency or a court of law or otherwise required by law to be disclosed.  In the event that this Agreement is terminated pursuant to Section 9.1, each party will return to the other party all documents, work papers and other written material obtained by it in connection with the transaction contemplated hereby, and Buyer shall not use, disclose, divulge, transmit, copy or otherwise disseminate to any Person not a party to this Agreement any of the information and or documents that it has obtained or developed from the Company during its due diligence to compete with the Company.

6.10         Subordination Agreement.  Subject to Buyer’s delivery of all items in Section 8.3 on or prior to the Closing Date, the Sellers shall execute and deliver to each of Great American Life Insurance Company and Great American Insurance Company a subordination agreement (a “Subordination Agreement”), as subordinated creditors with respect to the Promissory Notes.

6.11         Seller Related Entities.

(a)           On and after the Closing Date, no Seller shall accept or agree to the acceptance of any income, salary, dividends, distributions or payments of any kind from any Seller Related Entity without the prior written consent of Buyer.  If a Seller receives any payment of any kind from any Seller Related Entity on or after the Closing Date, Seller shall provide written notice to Buyer of such payment within three (3) days of receipt and Seller shall promptly pay such amount to the Company.

(b)           On and after the Closing Date, the Sellers shall use their best efforts to direct and cause each of AW Sites, Inc., a Florida corporation, and AW Towers, LLC, a Delaware limited liability company, to contract or subcontract with and/or through the Company for any and all services required by AW Sites, Inc. and AW Towers, LLC that are provided by the Company, or that the Company anticipates providing, at the time such services are required, provided that the Company offers such services on commercially reasonable terms.

6.12         Post-Closing Operations.  Buyer hereby covenants and agrees that during the First EBITDA Calculation Period and the Second EBITDA Calculation Period it shall use commercially reasonable efforts to continue the Business and the operation of the Assets in the ordinary course and, to the extent consistent herewith, to use commercially reasonable efforts to (a) preserve the Company’s respective relationships with Customers, vendors and others having material business dealings with the Company, and (b) maximize the Company’s EBITDA.  Without limiting the generality of the preceding sentence, Buyer agrees that, during the First EBITDA Calculation Period and the Second EBITDA Calculation Period, neither it will not any of its Affiliates shall intentionally take or omit to take any action that has the effect of decreasing the First Anniversary EBITDA, the Second Anniversary EBITDA or any Purchase Price Adjustment due from Buyer to the Sellers unless such action or omission is taken to achieve a commercially reasonable business objective of Buyer, (c) Buyer will not allocate corporate compliance and SG&A expenses (other than compliance and SG&A expenses directly related to the Company) or other expenses to Company, and (d) costs for services or staff utilized by Company from Buyer or Buyers affiliated companies shall be at commercially reasonable rates, negotiated and agreed to between Buyer and Company.

6.13         Post-Closing Adjustment Shares.  If the Closing Price per share of the Buyer Shares (the “Adjustment Closing Price”) on the six (6) -month anniversary of the Closing Date is less than the Closing Share Price, then Buyer shall issue to the Sellers additional shares of unregistered Common Stock (the “Adjustment Shares”) in an aggregate amount equal to the product of (x) a fraction, the numerator of which shall be the Closing Share Price minus the Adjustment Closing Price, and the denominator of which shall be the Adjustment Closing Price, multiplied by (y) the aggregate number of Buyer Shares issued to the Sellers at the Closing.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF BUYER AND THE SELLERS

7.1           Conditions to Obligations of Buyer.  Each and all of the obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the following conditions, except to the extent that Buyer may waive any one or more thereof in its sole discretion:

(a)           Representations and Warranties.  All representations and warranties of the Company or the Sellers in this Agreement and the Related Documents shall be true and complete in all material respects, disregarding for this purpose any qualification or exception for, or reference to, materiality or Material Adverse Effect in any such representation or warranty, at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date and time.

(b)           Covenants and Conditions.  The Company and the Sellers shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c)           Deliveries.  The Company and the Sellers shall have made or cause to be made, or stand willing and able to make or cause to be made, all the deliveries to Buyer set forth in Section 8.1 hereof.

(d)           Adverse Change.  Since December 31, 2012, there shall not have occurred a Material Adverse Effect.

(e)           Good and Marketable Title to Assets and Shares.  At Closing, (i) the title of the Company to the Assets will be in the form described in Section 3.20, free and clear of all Encumbrances and (ii) the title to all of the Shares and the Interests will be transferred to Buyer, free and clear of all Encumbrances.

(f)           No Adverse Proceedings.  No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending or, to the Knowledge of the Sellers, threatened against any Seller or the Company wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded, or which could reasonably be expected to materially adversely affect the right of Buyer to own and exercise all rights under the Shares or the Interests, or to materially adversely affect the Assets or the Business operations (financial or otherwise) of the Company.

(g)           Consents.  All Consents shall have been obtained and copies shall have been delivered to Buyer.

(h)           Regulatory Approvals.  All authorizations, approvals, orders, licenses, certificates and permits as may be required to permit the consummation of the transactions contemplated hereby and the transfer of any and all Licenses necessary for Buyer to operate the Business after the Closing shall have been obtained, shall remain in full force and effect and shall be reasonably satisfactory in form and substance to Buyer and its counsel.

7.2           Conditions to Obligations of the Sellers.  Each and all of the obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the following conditions, except to the extent that the Sellers may waive one or more thereof:

(a)           Representations and Warranties.  All representations and warranties of Buyer contained in this Agreement and the Related Documents shall be true and complete in all material respects, disregarding for this purpose any qualification or exception for, or reference to, materiality in any such representation or warranty, at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date and time.

(b)           Covenants and Conditions.  Buyer shall have in all material respects performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)           Deliveries.  Buyer shall have made or cause to be made, or stand willing and able to make or cause to be made, all the deliveries set forth in Section 8.3 hereof.

(d)           No Adverse Proceeding.  No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending or, to the Knowledge of Buyer, threatened against Buyer wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.

ARTICLE VIII

CLOSING AND CLOSING DELIVERIES

8.1           Closing.  Subject to Article IX hereof, the Closing shall take place within three (3) days following the satisfaction or waiver by Buyer and the Sellers, in their respective sole discretion, of all of the conditions to Closing set forth in Article VII hereof, but not later than the Final Termination Date, or such other time, place and date as may be mutually agreed upon by the parties hereto (the “Closing Date”).  Buyer shall notify the Sellers of the Closing Date not less than three (3) days before the Closing Date.

8.2           Deliveries by the Company and the Sellers.  Prior to or on the Closing Date, the Company and the Sellers shall deliver or cause to be delivered to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

(a)           Transfer of Shares.  Certificates representing the Shares duly endorsed in blank for transfer, which Shares shall constitute 100 percent of the issued and outstanding capital stock of AW Solutions on the Closing Date, along with any assignments, stock powers or other transfer documents reasonably satisfactory to Buyer and its counsel, and the original and complete minute book of the AW Solutions;

(b)           Transfer of Interests.  Membership interest assignment agreements duly executed by the Sellers, which shall represent 100 percent of the issued and outstanding membership interests of AWPR on the Closing Date, along with any assignments or other transfer documents reasonably satisfactory to Buyer and its counsel, and the original and complete minute book of AWPR;

(c)           Escrow Agreement.  The Escrow Agreement, duly executed by the Sellers.

(d)           Consents.  The original of each Consent listed on Schedule 3.9 attached hereto;

(e)           AW Solutions Compliance Certificate.  A certificate dated as of the Closing Date, executed by the President of AW Solutions and by each Seller, which states that (i) the warranties and representations made by AW Solutions and the Sellers on the date that this Agreement was executed continue to be true in all material respects as of the Closing Date in accordance with Section 7.1(a) and (ii) AW Solutions and the Sellers shall have performed and complied, in all material respects, with all covenants, agreements and conditions required by this Agreement to be performed by them as of the Closing Date, in accordance with Section 7.1(b);

(f)           AWPR Compliance Certificate.  A certificate dated as of the Closing Date, executed by the President of AWPR and by each Seller, which states that (i) the warranties and representations made by the AWPR and the Sellers on the date that this Agreement was executed continue to be true in all material respects as of the Closing Date in accordance with Section 7.1(a) and (ii) AWPR and the Sellers shall have performed and complied, in all material respects, with all covenants, agreements and conditions required by this Agreement to be performed by them as of the Closing Date, in accordance with Section 7.1(b);

(g)           AW Solutions Officer’s Certificate.  A certificate, dated as of the Closing Date, executed by the President of AW Solutions, certifying (i) that the resolutions, as attached to such certificate, were duly adopted by AW Solution’s board of directors and stockholders, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect, (ii) as to the articles of incorporation and by-laws attached to such certificate and (iii) that the balance sheet of AW Solutions as of the Closing, as attached to such certificate, has been prepared in accordance with GAAP, consistent with Sellers’ past practices, and presents fairly the immediately available cash balance of AW Solutions and is true, complete and correct;

(h)           AWPR Officer’s Certificate.  A certificate, dated as of the Closing Date, executed by the President of AWPR, certifying (i) that the resolutions, as attached to such certificate, were duly adopted by AWPR’s managers and/or board of directors and members, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect (ii) as to the certificate of formation and operating agreement attached to such certificate and (iii) that the balance sheet of AWPR as of the Closing, as attached to such certificate, has been prepared in accordance with GAAP, consistent with Sellers’ past practices, and presents fairly the immediately available cash balance of AWPR and is true, complete and correct;

(i)           Good Standing.  A certificate of Good Standing of AW Solutions and AWPR issued by the secretary of state of the state of incorporation/formation of AW Solutions and AWPR, respectively, and each foreign jurisdiction in which the Company is qualified to do business, each dated within five (5) days prior to the Closing Date;

(j)           Hayter Employment Agreement.  An employment agreement between Hayter and the Company, in substantially the form attached hereto as Exhibit B, duly executed by Hayter (the “Hayter Employment Agreement”);

(k)           Varma Employment Agreement.  An employment agreement between Varma and the Company, in substantially the form attached hereto as Exhibit C, duly executed by Varma (the “Varma Employment Agreement”);

(l)           Partridge Employment Agreement.  An employment agreement between Partridge and the Company, in substantially the form attached hereto as Exhibit D, duly executed by Partridge (the “Partridge Employment Agreement”);

(m)           Poulin Employment Agreement.  An employment agreement between Poulin and the Company, in substantially the form attached hereto as Exhibit E, duly executed by Poulin (the “Poulin Employment Agreement”);

(n)           DuBay Employment Agreement.  An employment agreement between DuBay and the Company, in substantially the form attached hereto as Exhibit F, duly executed by DuBay (the “DuBay Employment Agreement”);

(o)           Santiago Employment Agreement.  An employment agreement between Jose Santiago and the Company, in substantially the form attached hereto as Exhibit G, duly executed by Jose Santiago (the “Santiago Employment Agreement”);

(p)           Pay-Off Letters and UCC-3 Termination Statements.  Pay-off letters from lenders and related UCC-3 Termination Statements terminating any outstanding Encumbrances on the Assets, the Shares or the Interests, other than related to the Existing Debt, that will be terminated at the Closing;

(q)           Resignations.  Resignations of all directors of the Company;

(r)           Section 338(h)(10) Election.  Such documents as, in the opinion of Buyer’s counsel, are necessary to reflect the election made by each Seller and Buyer with respect to the purchase and sale of the Shares as set forth in Section 6.6(f);

(s)           Subordination Agreement.  The Subordination Agreement in accordance with Section 6.9 hereof, duly executed by the Sellers; and

(t)           Other.  Duly executed copies of all other deeds, endorsements, assignments, consents and instruments as, in the opinion of Buyer’s counsel, are necessary to transfer the Shares and the Interests and carry out all other transactions contemplated by this Agreement.

8.3           Deliveries by Buyer.  Prior to or on the Closing Date, Buyer shall deliver or cause to be delivered to the Sellers (or a designee of the Sellers) the following, in form and substance reasonably satisfactory to the Sellers:

(a)           Closing Date Cash Payment.  The Closing Date Cash Payment;

(b)           Buyer Shares.  Stock certificates evidencing the Buyer Shares issued to the Sellers at the Closing;

(c)           Promissory Notes.  The Promissory Notes, duly executed by Buyer;

(d)           Escrow Agreement.  The Escrow Agreement, duly executed by Buyer;

(e)           Security Agreement.  A Security Agreement in favor of the Sellers, in substantially the form attached hereto as Exhibit I, duly executed by Buyer;

(f)           Buyer’s Certificate.  A certificate, dated as of the Closing Date, executed by an officer of Buyer, which states that the warranties and representations made by Buyer on the date that Agreement is executed continue to be true in all material respects as of the Closing Date in accordance with Section 7.2(a); and that Buyer shall have performed and complied, in all material respects, with all covenants, agreements and conditions required by this Agreement to be performed by it as of the Closing Date, in accordance with Section 7.2(b);

(g)           Employment Agreements.  The Hayter Employment Agreement, the Varma Employment Agreement, the Partridge Employment Agreement, the Poulin Employment Agreement, the DuBay Employment Agreement and the Santiago Employment Agreement duly executed by the Company;

(h)           Officer’s Certificate.  A certificate, dated as of the Closing Date, executed by the President of Buyer, certifying that the resolutions, as attached to such certificate, were duly adopted by Buyer’s board of directors, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect;

(i)           Good Standing.  A certificate of Good Standing of Buyer issued by the secretary of state of Delaware dated within five (5) days prior to the Closing Date; and

(j)           Other.  Duly executed copies of all other instruments and documents as, in the reasonable opinion of the Sellers’ counsel, are necessary to carry out all other transactions contemplated by this Agreement.

ARTICLE IX

TERMINATION

9.1           Termination.  This Agreement may be terminated by the Sellers or Buyer, if the terminating party is not then in breach of any material obligation under this Agreement (provided that Section 6.9 will continue in full force and effect), on written notice to the other at any time prior to Closing as follows:

(a)           by mutual consent of Buyer and the Sellers;

(b)           by Buyer, if there has been a material misrepresentation, material breach of warranty or material breach of a covenant by the Sellers (or by the Company in the case of a covenant by the Sellers to cause the Company to take or refrain from taking an action) set forth in this Agreement, the Related Documents or the Schedules and Exhibits hereto, which has not been cured or waived within five (5) business days after written notification thereof by Buyer to the Sellers;

(c)           by the Sellers, if there has been a material misrepresentation, material breach of warranty or material breach of a covenant by Buyer set forth in this Agreement, the Related Documents, or the Schedules and Exhibits hereto, which has not been cured or waived within five (5) business days after written notification thereof by the Sellers to Buyer;

(d)           by either Buyer or the Sellers by notice to the other party if the Closing shall not have been consummated on or before May 31, 2013 (the “Final Termination Date”), unless extended by written agreement of Buyer and the Sellers.

9.2           Effect of Termination.   In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become of no further force and effect, except that the covenants and agreements set forth in Sections 6.1, 6.9, 9.2, 9.3 and 11.10 shall survive such termination indefinitely, and except that nothing in Section 9.1 or this Section 9.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

9.3           Specific Performance.  The parties recognize that in the event the Sellers should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate.  Buyer shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement; provided, however, that Buyer shall be entitled to specific performance only if Buyer is not otherwise in material breach of this Agreement.  In the event of any action to enforce this Agreement specifically, the Sellers hereby waive the defense that there is an adequate remedy at law.

ARTICLE X

SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

10.1         Survival.  All representations and warranties contained in this Agreement or in any Related Document delivered pursuant hereto shall survive the Closing and shall be fully effective and enforceable for a period of two (2) years following the Closing Date (unless a different period is specifically assigned thereto in this Agreement), but shall thereafter be of no further force or effect, except as they relate to claims for indemnification timely made pursuant to this Article X; provided, however, that the representations and warranties contained in Section 3.1 (“No Violation; Authorization”), Section 3.4 (“Capitalization”), Section 3.13 (“Employee Plans; ERISA”), Section 3.16 (“Taxes”) and Section 3.22 (“Environmental Claims”) shall survive until 90 days after the expiration of the applicable statute of limitations period; and provided, further, that the representations and warranties contained in Section 3.33 (“Seller Representations”) shall survive indefinitely.  Any claim for indemnification asserted in writing before the two year anniversary of the Closing Date or the other applicable survival period set forth in this Section 10.1 shall survive until resolved or judicially determined.

10.2         Indemnification.

(a)           Indemnification by the Sellers.  Subject to the limitations and the provisions set forth in this Agreement, the Sellers shall, jointly and severally, indemnify and hold harmless Buyer from and against any and all loss, damage, expense (including court costs, amounts paid in settlement, judgments, reasonable attorneys’ fees or other expenses for investigating and defending), suit, action, claim, liability or obligation (collectively, “Damages”) related to, caused by or arising from: (i) any misrepresentation or breach of any representation or warranty contained herein or in any Related Document by the Company or any Seller; (ii) the failure to fulfill any covenant or agreement contained herein or in any Related Document by the Company or any Seller; (iii) any and all liabilities and obligations of the Company, arising out of or related to the ownership of the Assets on or prior to the Closing Date; (iv) third party claims arising in breach of contract, breach of warranty, product liability, unfair competition, personal or other injury, tort or infringement of property rights of others or other third party claims, in each case which claim is with respect to any and all activities of the Company, any Seller or any Affiliate thereof in connection with the conduct of the Business on or prior to the Closing Date; and (v) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees, in enforcing this indemnity against the Sellers.

(b)           Several Indemnification by the Sellers.  Subject to the limitations and the provisions set forth in this Agreement, each Seller, severally but not jointly, shall indemnify and hold harmless Buyer and its Affiliates from and against any and all Damages related to, caused by or arising from: (i) any misrepresentation or breach of any representations or warranty contained in Section 3.33 (“Seller Representations”) buy such Seller; (ii) the failure of such Seller to fulfill any covenant or agreement of such Seller contained in Section 5.2 (“Non-Compete; Confidentiality”); and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees, in enforcing this indemnity against such Seller.

(c)           Indemnification by Buyer.  Subject to the limitations and provisions set forth in this Agreement, Buyer shall indemnify and hold harmless the Sellers against any Damages related to, caused by or arising from: (i) any misrepresentation, breach of any representation or warranty, or failure to fulfill any covenant or agreement contained herein or in any Related Document by Buyer; (ii) any and all liabilities and obligations of the Company, or arising out of or related to the ownership of the Assets after the Closing Date; (iii) third party claims arising in breach of contract, breach of warranty, product liability, unfair competition, personal or other injury, tort or infringement of property rights of others or other third party claims, in each case which claim is with respect to any and all activities of the Company, Buyer or any Affiliate thereof in connection with the conduct of the Business after the Closing Date; and (iv) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees, in enforcing this indemnity against Buyer.

(d)           Tax Damages.  The calculation of, and the liability for, Damages related to Taxes shall be governed solely by Section 6.6 and Sections 10.2, 10.3, 10.4, 10.6 and 10.7, but only to the extent such latter sections are not inconsistent with specific provisions of Section 6.5.

10.3         Notice of Claims.  Any party seeking indemnification shall give prompt written notice to the indemnifying party of the specific facts and circumstances giving rise to the claim (the “Notice”) for which such indemnified party intends to assert a right to indemnification under this Agreement (“Claims”).  Failure to give Notice shall not relieve any indemnifying party of any obligations which the indemnifying party may have to the indemnified party under this Article X, except to the extent that such failure has prejudiced the indemnifying party under the provisions for indemnification contained in this Agreement.  The indemnifying party shall reimburse an indemnified party promptly after delivery of a Notice certifying that the indemnified party has incurred Damages after compliance with the terms of this Article X; provided, however, the party receiving the Notice shall have the option to contest any such Damages or its obligations to indemnify therefor in accordance with the terms of this Agreement, at such party’s own cost and expense.  Such option shall be exercised by the giving of notice by the exercising party to the other party within twenty (20) days of receipt of a Notice.  Subject to Section 11.9, if the parties do not agree upon the amount of Damages, the party seeking indemnification may seek appropriate legal remedy in accordance with this Agreement.

10.4         Limitations on Indemnification Obligation.  The Sellers shall not be liable for indemnification to Buyer under Sections 10.2(a)(i), and Buyer shall not be liable for indemnification to the Sellers under Section 10.2(c)(i), under this Agreement until the aggregate amount of all Claims of Buyer or the Sellers under Sections 10.2(a)(i) or 10.2(c)(i), as the case may be, exceeds Twenty-Five Thousand Dollars ($25,000) (the “Threshold Amount”), at which time Buyer or the Sellers, as the case may be, shall be entitled to recover the aggregate amount of all Claims, including the Threshold Amount.  Buyer shall provide the Sellers, and the Sellers shall provide Buyer, with Notice of all Claims included in the Threshold Amount.  The maximum liability of Buyer or the Sellers under this Agreement for indemnification obligations under Sections 10.2(a)(i) or 10.2(c)(i), as the case may be, shall not exceed the Purchase Price (such maximum liability amount, the “Cap”).  Notwithstanding the foregoing, the Threshold Amount and the Cap shall not apply: (i) in the event of fraud or willful misrepresentation by the indemnifying party; or (ii) to indemnification obligations for Damages in connection with (x) a breach of the representations and warranties contained in Sections 3.13.1 (“No Violation; Authorization”), 3.4 (“Capitalization”), 3.13 (“Employee Plans; ERISA”), 3.16 (“Taxes”), Section 3.22 (“Environmental Claims”) and 3.33 (“Seller Representations”) or (y) a breach of any covenants of the Company or the Sellers, including, without limitation, Sections 5.2 (“Agreement not to Compete or Solicit, and to Maintain Confidentiality”), 6.6 (“Tax Covenants”) and 6.9 (“Confidentiality Obligations”).  For the sole purpose of calculating the amount of monetary damages that Buyer may be entitled to under this Article X (as opposed to determining if there has been a breach of a representation or warranty), the representations and warranties of the Company and the Sellers shall not be deemed qualified by any references to materiality, Material Adverse Effect or Knowledge.  All indemnification payments under Section 10.2 shall be deemed adjustments to the Purchase Price.

10.5         Escrow; Right of Set-Off.

(a)           If Buyer is entitled to indemnification from the Sellers pursuant to this Article X, Buyer shall be entitled to receive such indemnification from the Escrow Agent pursuant to the terms of the Escrow Agreement.

(b)           In addition to its rights under the Escrow Agreement, Buyer shall have a right, but not an obligation, to set-off, in its sole and absolute discretion, against (i) any payment due under any Promissory Note, (iii) the First EBITDA Adjustment, (ii) the Second EBITDA Adjustment, (iii) the Adjustment Shares and (iv) any other amounts or property payable or distributable to the Sellers after the Closing Date, any Damages or other amounts to which Buyer is entitled and has not already been paid pursuant to the indemnification provisions of this Agreement or any Related Document.

10.6         Assumption and Defense of Third-Party Action.  If any Claim by Buyer or the Sellers hereunder arises out of a claim by a third party (a “Third-Party Claim”), the indemnifying party shall have the right, at its own expense and upon written notice to the indemnified party of its intent to do so within twenty (20) days of the Notice, to participate in or assume control of the defense of the Third-Party Claim, with counsel reasonably satisfactory to the indemnified party, and to settle or compromise any such Third-Party Claim; provided, however, that such settlement or compromise shall be effected only with the consent of the indemnified party, which consent shall not be unreasonably withheld.  The indemnified party shall have the right to employ counsel to represent it if, in its reasonable judgment, it is advisable for it to be represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by the indemnified party.  The indemnified party shall have the right to control the defense of any Third-Party Claim, notwithstanding the indemnifying party’s election to control the defense, if it notifies the indemnifying party that it is assuming the defense of such Claim and that the indemnifying party is relieved of its obligations to the claimant with respect to such Third-Party Claim and to the indemnified party, whereupon the indemnifying party shall be relieved of its obligations under this Article X with respect to such Third-Party Claim.  Except as provided in the preceding sentences, if the indemnifying party does not elect to assume control of the defense of any Third-Party Claim, the indemnifying party shall be bound by the results obtained by the indemnified party with respect to such Third-Party Claim.  The indemnifying party agrees to render such assistance as may reasonably be requested in order to insure the proper and adequate defense of any Third-Party Claim.  It is expressly agreed and understood that any defense by the indemnifying party of any Third-Party Claims affecting or involving the Business shall not be conducted in a manner which adversely affects or impairs the value or usefulness of the Business, the Assets or the Shares.

10.7         Remedies Exclusive.  The remedies provided in Section 10.2, subject to the limitations set forth in this Article X, and except for the remedy of specific performance where otherwise set forth in this Agreement, shall be the exclusive remedy available for any breach of a representation, warranty, covenant, or other agreement contained in this Agreement; provided, however, that nothing herein shall limit the rights of the parties to seek any remedy based upon fraud or criminal misconduct.

ARTICLE XI

MISCELLANEOUS

11.1         Notices.  All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested or sent by telecopy, (iii) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt or, in the case of a telecopy, upon receipt thereof if received during normal business hours and otherwise on the next business day and (iv) addressed as follows:

If to the Company or the Sellers:

Keith W. Hayter
AW Solutions, Inc.
300 Crown Oak Centre Drive
Longwood, FL 32750
Telecopy No.: 407-260-0749

With a copy to:

John L. Di Masi
Law Offices of John L. Di Masi, P.A.
801 N. Orange Avenue, Suite 500
Orlando, FL 32801
Telecopy No.: 407-839-3384

If to Buyer:

Lawrence Sands
Intercloud Systems Inc.
2500 N. Military Trail, Suite 275
Boca Raton, FL 33431
Telecopy No.: (561) 988-2370

With a copy to:

Ali M. Panjwani, Esq.
Pryor Cashman LLP
7 Times Square, 40th Floor
New York, NY  10036
Telecopy No.: (212) 798-6319

or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.1.

11.2         Benefit and Binding Effect.  Neither Buyer nor the Sellers may assign this Agreement without the prior written consent of the other party, provided, however, that (i) Buyer may assign this Agreement without the consent of the Sellers to any entity that is a wholly-owned subsidiary or an Affiliate of Buyer, and (ii) this Agreement may be assigned on or following the Closing Date, as a collateral assignment as security for the benefit of Buyer’s or its subsidiaries’ lenders.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective successors or assigns any rights or remedies under or by reason of this Agreement.

11.3         Headings.  The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

11.4         Gender and Number.  Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context requires.

11.5         Counterparts.  This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument.

11.6         Entire Agreement.  This Agreement, all Schedules and Exhibits hereto and all documents, writings, instruments and certificates delivered or to be delivered by the parties pursuant hereto collectively represent the sole and entire understanding and agreement between Buyer and the Sellers with respect to the subject matter hereof.  All Schedules and Exhibits attached to this Agreement shall be deemed part of this Agreement and incorporated herein, as if fully set forth herein.  This Agreement supersedes all prior negotiations and understandings between Buyer and the Sellers whatsoever with respect to the subject matter hereof, and all letters of intent and other writings relating to such negotiations and understandings.

11.7         Amendment.  This Agreement shall not be amended, supplemented or modified except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by the party against which enforcement of any such amendment, supplement or modification is sought.

11.8         Severability.  If in any jurisdiction any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or held unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of the restriction, prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances.  In addition, if any one or more of the provisions contained in this Agreement shall for any reason in any jurisdiction be held excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable Law of such jurisdiction as it shall then appear.

11.9         Dispute Resolution.  Except as otherwise set forth in this Agreement or any Related Document, if the parties are unable to resolve any dispute arising hereunder or under any Related Agreement, the parties will work in good faith to reach a commercially reasonable solution.  If the parties are unable to resolve the dispute in good faith within twenty (20) days, the parties shall submit the dispute to non-binding mediation with a mediator to be mutually selected by Buyer and the Agent.  If the parties are unable to resolve such dispute through non-binding mediation within forty-five (45) days, then any party may exercise any rights it may have pursuant to this Agreement or any Related Document.

11.10       Governing Law; Consent to Jurisdiction.

(a)           The parties acknowledge and agree that this Agreement constitutes a contract pertaining to a transaction covering in the aggregate not less than $1,000,000 and that their choice of law and choice of jurisdiction specified below have been made pursuant to and in accordance with Sections 5-1401 and 5-1402, respectively, of the New York General Obligations Law.  Accordingly, the parties acknowledge and agree that this Agreement shall be governed by the laws of the State of New York, as to all matters including matters of validity, construction, effect, performance and liability, without consideration of conflicts of laws provisions contained therein, and any New York State or Federal Court sitting in New York County shall have exclusive jurisdiction of all disputes with respect to an alleged breach of any representation, warranty, agreement or covenant of this Agreement, including, but not limited to, any dispute relating to the construction or interpretation of the rights and obligations of any party.

(b)           The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any New York State or Federal court sitting in New York County in any action or proceeding commenced by the other party or to which such party is a party arising out of or relating to this Agreement or any Related Document or any transaction contemplated hereby or thereby.  The parties hereby irrevocably waive, to the fullest extent they may effectively do so under applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding.  The parties also irrevocably and unconditionally consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process by overnight courier to such party and its counsel at their respective addresses specified in Section 11.1.  The parties further irrevocably and unconditionally agree that a final judgment in any such action or proceeding (after exhaustion of all appeals or expiration of the time for appeal) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)           The non-prevailing party in any action permitted to be brought hereunder shall reimburse the prevailing party for all of the prevailing party’s reasonable legal fees and court costs incurred in connection with such action.

11.11       Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon third parties, either express or implied, any remedy, claim, liability, reimbursement, cause of action or other right.

11.12       Further Assurances and Consents.  From time to time after the Closing Date, without further consideration, the Sellers and Buyer shall use reasonable efforts, and shall cause the Company to use its reasonable efforts, to cooperate with the other party or parties to obtain any necessary third party consents or approvals to the assignment to Buyer of any contracts, leases, licenses and permits included in the Assets.

[remainder of page intentionally left blank; signature page follows]

This Agreement has been executed by AW Solutions, AWPR, the Sellers and Buyer as of the date first above written.

BUYER:

Intercloud Systems Inc.,

By:	/s/ Lawrence Sands
Lawrence Sands
Senior Vice President

COMPANY:

AW Solutions, Inc.,

By:	/s/ Keith W. Hayter
Keith W. Hayter
President

AW Solutions Puerto Rico, LLC

By:	/s/ Keith W. Hayter
Keith W. Hayter
President

SELLERS:

/S/ Keith W. Hayter
Keith W. Hayter

/s/ Bobby A. Varma
Bobby A. Varma

/s/ James Partridge
James Partridge

/s/ Emmanuel Poulin
Emmanuel Poulin

/s/ Jeffrey DuBay
Jeffrey DuBay

[Signature Page to Purchase Agreement]